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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GLOBAL PARTNERS LP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GLOBAL PARTNERS LP
P.O. Box 9161
Waltham, MA 02454-9161

May 21, 2012

To our common unitholders:

        You are cordially invited to attend a special meeting of the common unitholders of Global Partners LP (the "Partnership") to be held on June 22, 2012, at 11:00 a.m., Eastern Time, at The Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts 02451. The board of directors of Global GP LLC (the "General Partner" or "our general partner"), our general partner, which we refer to as our board of directors, has called the special meeting. At this important meeting, you will be asked to consider and vote upon the following proposals:

  •
  a proposal (the "LTIP Proposal") to approve an amendment and restatement of the Global Partners LP Long-Term Incentive Plan ("LTIP"), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, a total of 4,300,000 common units are available for delivery with respect to awards under the LTIP; and

  •
  a proposal (the "Adjournment Proposal") to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the amendment and restatement of the LTIP (the "Restated LTIP").

        Our board of directors has unanimously approved the Restated LTIP. Our board of directors believes that the Restated LTIP is in the best interests of our unitholders and the Partnership and unanimously recommends that the common unitholders approve the Restated LTIP. We are seeking approval to provide for, among other things, additional common units for future delivery with respect to awards granted to employees, consultants, and directors of the General Partner and its affiliates under the LTIP. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A.

        Your vote is very important.    Even if you plan to attend the special meeting, we urge you to promptly vote your common units electronically, via the Internet or by telephone, or by submitting your marked, signed and dated proxy card. You will retain the right to revoke your proxy at any time before the vote, or to vote your common units personally if you attend the special meeting. The proxy provides common unitholders the opportunity to vote on the LTIP Proposal and the Adjournment Proposal. Voting your common units electronically, via the Internet or by telephone, or by submitting a proxy card will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name.

        The Restated LTIP will not be effective unless approved by the common unitholders.    A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we present the Restated LTIP to our common unitholders for approval. However, under the rules of the New York Stock Exchange, the Restated LTIP requires the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represents at least 50% of all common units entitled to vote. Approval of the Adjournment Proposal requires the approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting.

        Our board of directors unanimously recommends that the common unitholders vote "FOR" the LTIP Proposal and "FOR" the Adjournment Proposal.

        I urge you to carefully review the attached proxy statement, which contains detailed descriptions of the LTIP Proposal and the Adjournment Proposal to be voted upon at the special meeting.

Sincerely,

Eric Slifka President and Chief Executive Officer Global GP LLC, the general partner of Global Partners LP

        If you need assistance in voting your units, please call Morrow & Co., LLC toll free at 1-800-607-0088. Unitholders calling from outside the United States and Canada may call 203-658-9400.

GLOBAL PARTNERS LP
P.O. Box 9161
Waltham, MA 02454-9161

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS
To Be Held On June 22, 2012

        May 21, 2012

To our common unitholders:

        A special meeting of our common unitholders will be held on June 22, 2012, at 11:00 a.m., Eastern Time, at The Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts 02451. At the meeting, our common unitholders will act on a proposal (the "LTIP Proposal") to approve an amendment and restatement of the Global Partners LP Long-Term Incentive Plan (the "LTIP"), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, a total of 4,300,000 common units are available for delivery with respect to awards under the LTIP. A copy of the amendment and restatement of the LTIP (the "Restated LTIP") is attached to this proxy statement as Exhibit A. Our common unitholders will also act on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Restated LTIP (the "Adjournment Proposal").

        The form of proxy provides common unitholders the opportunity to vote on the LTIP Proposal. The Restated LTIP will not become effective unless approved by the common unitholders. A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we submit the Restated LTIP to common unitholders for a vote. However, under the rules of the New York Stock Exchange, the Restated LTIP requires the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represent at least 50% of all common units entitled to vote. Approval of the Adjournment Proposal requires the approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting.

        We have set the close of business on May 14, 2012 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of common unitholders entitled to vote is on file at our principal offices, 800 South Street, P.O. Box 9161, Waltham, MA 02454-9161, and will be available for inspection by any unitholder during the meeting.

        Our board of directors unanimously recommends that the common unitholders vote "FOR" the LTIP Proposal and "FOR" the Adjournment Proposal.

        Your Vote is Very Important.    If you cannot attend the special meeting, you may vote your common units electronically, via the Internet or by telephone, or by mailing the proxy card in the enclosed postage-paid return envelope. Any common unitholder attending the meeting may vote in person, even though he or she already has returned a proxy.

By Order of the Board of Directors,

Eric Slifka Eric Slifka President and Chief Executive Officer Global GP LLC, the general partner of Global Partners LP

Waltham, Massachusetts,
May 21, 2012

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED MAY 21, 2012. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE UNITHOLDERS MEETING
TO BE HELD ON JUNE 22, 2012

The Notice of Special Meeting of Common Unitholders, the Proxy Statement for the Special Meeting of Common Unitholders and the Annual Report on Form 10-K for the year ended December 31, 2011 are available at 800 South Street, P.O. Box 9161, Waltham, MA 02454-9161.

i

GLOBAL PARTNERS LP
P.O. Box 9161
Waltham, MA 02454-9161

PROXY STATEMENT

SPECIAL MEETING OF COMMON UNITHOLDERS

June 22, 2012

        This proxy statement contains information related to the special meeting of common unitholders of Global Partners LP (the "Partnership") and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to our common unitholders on or about May 21, 2012.

QUESTIONS AND ANSWERS

        The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT MORROW & CO., LLC AT 1-800-607-0088 or 203-658-9400.

Q:
What is the purpose of the special meeting?

A:
At the special meeting, our common unitholders will act upon a proposal (the "LTIP Proposal") to approve an amendment and restatement of the Global Partners LP Long-Term Incentive Plan (the "LTIP"), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, a total of 4,300,000 common units are available for delivery with respect to awards under the LTIP. A copy of the amended and restated LTIP (the "Restated LTIP") is attached to this proxy statement as Exhibit A. Our common unitholders will also act on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Restated LTIP (the "Adjournment Proposal").

Q:
When and where is the special meeting?

A:
The special meeting will be held on June 22, 2012, at 11:00 a.m., Eastern Time, at The Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts 02451.

  The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies). However, our partnership agreement also provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

Q:
Who is soliciting my proxy?

A:
Global GP LLC, our general partner (the "General Partner" or "our general partner"), is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders.

Q:
Who is entitled to vote at the special meeting?

A:
All common unitholders who owned our common units at the close of business on the record date, May 14, 2012, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each common unitholder that attends the special meeting in person may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:
What is the recommendation of the board of directors?

A:
The board of directors recommends that you vote "FOR" the LTIP Proposal and "FOR" the Adjournment Proposal. In addition, on May 4, 2012, (i) the compensation committee of our board of directors unanimously recommended that our board of directors approve the Restated LTIP and (ii) our board of directors, including each of our directors who meet the independence requirements of the New York Stock Exchange (the "NYSE"), unanimously approved the Restated LTIP.

Q:
How do I vote?

A:
If you are a unitholder of record, you may vote your common units by proxy in advance of the special meeting. You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, please vote your proxy in advance of the special meeting (by Internet, telephone or mail, as described below) as soon as possible so that your common units may be represented at the special meeting.

•
Internet.  You may visit the Internet web site address listed on your proxy card. Internet voting procedures have been established to verify your identity and to confirm your voting instructions. Please have your proxy card available when you visit the Internet web site address.

•
Telephone.  You may call the toll-free telephone number listed on your proxy card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your proxy card available when you call.

•
Mail.  You may mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope.

  Internet and telephone voting will be available to unitholders of record 24 hours a day until 11:59 p.m. Eastern Time on June 21, 2012. If you use the Internet or the toll-free telephone number to provide your proxy voting instructions, you do not need to mail in your proxy card. If you mail in your proxy card, it must be received by the Partnership before the voting polls close at the special meeting.

  If you are a beneficial owner of common units held in street name, you must either direct your broker or other nominee as to how to vote your common units, or obtain a "legal" proxy from your broker or other nominee to vote at the special meeting. Please refer to the voter instruction cards used by your broker or other nominee for specific instructions on methods of voting.

Q:
What do I do if I want to change my vote?

A:
If you are a unitholder of record, you may change your vote at any time before the voting polls close by:

•
submitting a proxy with new voting instructions using the Internet or telephone voting system at any time prior to 11:59 p.m. Eastern Time on June 21, 2012;

•
delivering a later-dated, executed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219;

•
delivering a written notice of revocation of your proxy to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219; or

•
attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

  If you are a beneficial owner of common units held in street name and you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a "legal" proxy from your broker or other nominee.

Q:
What constitutes a quorum?

A:
If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, such units will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•
are present and vote in person at the meeting; or

•
have submitted a properly executed proxy.

  Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in "street name" indicating that the broker or other nominee does not have discretionary authority as to certain common units to vote on the proposals (a "broker non-vote"), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Q:
What vote is required to approve the proposals?

A:
Under the New York Stock Exchange Listed Company Manual ("NYSE Manual"), the Restated LTIP requires the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represent more than 50% of all common units entitled to vote. Votes "for" and "against" and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes "for," plus votes "against," plus abstentions in respect of the LTIP Proposal, which is referred to the "NYSE Votes Cast," must be greater than 50% of the total number of our outstanding common units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast "for" the LTIP Proposal must represent a majority of the NYSE Votes Cast in respect of the LTIP Proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the LTIP Proposal.

  The proxy provides common unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not become effective unless approved by the common unitholders.

  Approval of the Adjournment Proposal requires the approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting.

  A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) "FOR" the LTIP Proposal and "FOR" the Adjournment Proposal.

Q:
If my common units are held in "street name" by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:
If you own your common units in "street name" through a broker or other nominee, your broker or other nominee will not be permitted to exercise voting discretion with respect to the matters to be acted upon at the special meeting. Thus, if you do not give your broker or other nominee specific instructions, your common units will (i) not be voted and have no effect on the LTIP Proposal and (ii) not be voted and have no effect on the Adjournment Proposal. This is generally referred to as a "broker non-vote." Broker non-votes will be considered present at the meeting for purposes of determining the presence of a quorum.

Q:
Who can I contact for further information?

A:
If you have questions about the proposals, please contact our proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
E-mail: GLP.info@morrowco.com
Phone: (800) 607-0088 or (203) 658-9400

 GLOBAL PARTNERS LP

Who We Are

        We are a publicly traded Delaware master limited partnership formed in March 2005. We own, control or have access to one of the largest terminal networks of refined petroleum products and renewable fuels in Massachusetts, Maine, Connecticut, Vermont, New Hampshire, Rhode Island, New York, New Jersey and Pennsylvania (collectively, the "Northeast"). We are one of the largest distributors of gasoline (including gasoline blendstocks such as ethanol and naphtha), distillates (such as home heating oil, diesel and kerosene), residual oil and renewable fuels to wholesalers, retailers and commercial customers in the New England states and New York. In addition, we sell crude oil and natural gas. On March 1, 2012, we acquired Alliance Energy LLC ("Alliance"), a gasoline distributor and operator of gasoline stations and convenience stores. Alliance's portfolio includes approximately 540 gasoline stations in New England, New York, New Jersey and Pennsylvania. Alliance owns or has long-term leases on approximately 250 sites and has supply contracts for the remaining stations. With the completion of the acquisition, we now have a portfolio of approximately 800 owned, leased or supplied gas stations, expanding our geographic footprint for such stations to include Connecticut, Maine, New Jersey, New York and Pennsylvania. In addition, while our existing stations are flying the Mobil flag, Alliance is a top-tier distributor of multiple brands, including Exxon, Mobil, Shell, Sunoco, CITGO and Gulf. In 2011, we sold approximately $14.8 billion of refined petroleum products, renewable fuels and small amounts of natural gas and crude oil. In addition, we had other revenues of approximately $58.8 million, primarily from convenience store sales at our directly operated stores and gas station rental income. For the three months ended March 31, 2012, we sold approximately $4.0 billion of refined petroleum products, renewable fuels, crude oil and natural gas. In addition, for the three months ended March 31, 2012, we had other revenues of approximately $19.6 million, primarily from convenience store sales at our directly operated stores and gas station rental income.

        As of December 31, 2011, we owned, leased or maintained dedicated storage facilities at 23 refined petroleum product bulk terminals, each with the capacity of more than 50,000 barrels, including 22 located throughout the Northeast, that are supplied primarily by marine transport, pipeline, rail and/or truck and that collectively have approximately 10.2 million barrels of storage capacity. Additionally, we have storage capacity at our Albany, New York terminal to store crude oil and at select locations to store renewable fuels. We also have throughput and exchange agreements at numerous bulk terminals and inland storage facilities. In addition, we have storage agreements at several of our terminals granting storage rights to third parties for which we receive a fee.

Our Structure and Ownership

        Our 0.83% general partner interest is held by Global GP LLC, our general partner. Our general partner, which is owned by affiliates of the Slifka family, manages our operations and activities and employs our officers and substantially all of our personnel except for our retail gasoline station and convenience store employees, who are employed by our subsidiary, Global Montello Group Corp. As of the record date, our general partner and affiliates of our general partner, including its directors and executive officers, owned 11,387,521 common units, representing 41.5% of our outstanding units. Our general partner also owns our incentive distribution rights. Our general partner and its affiliates perform all of our management, administrative and operating functions, and we reimburse them for all related direct and indirect expenses.

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF
THE GLOBAL PARTNERS LP LONG-TERM INCENTIVE PLAN

        Our board of directors has approved an amendment and restatement of the Global Partners LP Long-Term Incentive Plan (the "LTIP"), which we refer to as the Restated LTIP, subject to the approval of our unitholders. The LTIP is integral to our compensation strategy and our board of directors believes that increasing the aggregate number of common units that may be delivered with respect to awards under the LTIP will provide the flexibility that we need to keep pace with our competitors and for the Partnership to effectively recruit, motivate and retain the caliber of employees and directors essential for achievement of our success. Accordingly, the Restated LTIP (i) increases the number of common units available for delivery with respect to awards under the LTIP so that, as of the effective date of the Restated LTIP, a total of 4,300,000 common units are available for delivery with respect to awards under the Restated LTIP, (ii) adds a prohibition on repricing of unit options and unit appreciation rights without approval of our unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions, (iii) adds a prohibition on granting unit options or unit appreciation rights with an exercise price less than the fair market value of a common unit on the date of grant (other than "substitute awards" described below), (iv) permits the granting of fully-vested common units, and (v) incorporates certain other non-material ministerial changes. While we are cognizant of the potential dilutive effect of compensatory unit awards, we also recognize the significant motivational, retention and performance benefits that are achieved from making awards under the LTIP.

Description of the Restated LTIP

        The description of the Restated LTIP set forth below is a summary of the material features of the Restated LTIP. This summary, however, does not purport to be a complete description of all the provisions of the Restated LTIP. The summary is qualified in its entirety by reference to the Restated LTIP, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

        The purpose of the Restated LTIP is to promote our interests by providing incentive compensation awards that encourage superior performance. The Restated LTIP is also intended to enhance the ability of our General Partner to attract and retain the services of individuals who are essential for our growth and profitability and to encourage those individuals to devote their best efforts to advancing our business.

  Common Units Subject to the Restated LTIP

        If the Restated LTIP is approved by our unitholders, the maximum number of common units that may be delivered with respect to awards under the Restated LTIP will be increased to 4,300,000 common units, which would be subject to the same adjustments as currently provided in the LTIP.

        The common units to be delivered under the Restated LTIP may be units otherwise issuable by the Partnership, units acquired in the open market and/or from any person. To the extent that an award terminates or is cancelled prior to and without the delivery of common units (or if an award is forfeited), the units subject to the award may be used again with respect to new awards granted under the Restated LTIP.

  Administration

        Like the current LTIP, the Restated LTIP will generally be administered by the Compensation Committee of our General Partner's board of directors (the "Committee"). The Committee has the full authority, subject to the terms of the Restated LTIP, to establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Restated LTIP, to designate participants under the Restated LTIP, to determine the number of units to be covered by awards, to determine the type or types of awards to be granted to a participant, and to determine the terms and conditions of any award.

  Eligibility

        All employees, consultants and directors of the General Partner and its affiliates that perform services for us are eligible to be selected to participate in the Restated LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee.

  Term of the Restated LTIP

        The term of the Restated LTIP will expire on the earlier of (1) the date it is terminated by our board of directors, (2) the date common units are no longer available under the Restated LTIP for delivery pursuant to awards and (3) the tenth anniversary of the unitholders' approval of the Restated LTIP.

  Awards under the Restated LTIP

  Unit Options and Unit Appreciation Rights

        Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive common units equal to the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units, as determined by the Committee. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the Committee may determine, consistent with the Restated LTIP; however, unit options and unit appreciation rights must generally have exercise prices that are no less than the fair market value of their underlying common units as of the date of grant. If a participant's employment, consulting relationship or membership on our board of directors terminates for any reason, the participant's unvested unit options and unit appreciation rights will be automatically forfeited unless, and to the extent, the award agreement provides otherwise or the Committee determines otherwise.

  Restricted Units and Phantom Units

        A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the participant holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common unit (or, in the discretion of the Committee, cash equal to the fair market value of a common unit) upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events, which may be linked to service, the achievement of performance criteria, and/or other specified criteria. If a participant's employment, consulting relationship or membership on our board of directors terminates for any reason, the participant's restricted units and phantom units will be automatically forfeited unless, and to the extent, the award agreement provides otherwise or the Committee determines otherwise. Distributions made by us with respect to awards of restricted units may, in the discretion of the Committee, be subject to the same vesting requirements as the restricted units. The Committee, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units.

  Unit Awards

        Unit awards are awards that, in whole or in part, are valued by reference to the value of a common unit. Unit awards may contain such vesting, payment and other terms and conditions as the Committee may deem appropriate in accordance with the terms of the Restated LTIP.

  Substitute Awards

        Substitute awards may be granted under the Restated LTIP in substitution for similar awards held by individuals who become employees, consultants and directors of the Partnership or one of its affiliates as a result of a merger, consolidation or acquisition by us or an affiliate of another entity or the assets of another entity.

  Adjustments

        Upon certain transactions involving the Partnership, the number of units available for delivery under the Restated LTIP, the number and kind of units or property subject to awards and the exercise or other unit price will be adjusted as determined by the Committee.

        Upon a change of control (as defined in the Restated LTIP) of the General Partner or the Partnership, all outstanding awards under the Restated LTIP will automatically become fully vested and payable.

  Miscellaneous

        Our board of directors or the Committee may amend or modify the Restated LTIP at any time; provided, however, that unitholder approval will be obtained for any amendment to the Restated LTIP to the extent necessary to comply with any applicable law, regulation or securities exchange rule. The Committee may also amend any outstanding award made under the Restated LTIP, provided that no change in any outstanding award may be made that would materially reduce the rights or benefits of the participant without the consent of the affected participant.

        Repricing of unit options and unit appreciation rights, directly or indirectly, is prohibited under the Restated LTIP without approval of our unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions.

U.S. Federal Income Tax Consequences of the Restated LTIP

        The following discussion is for general information purposes only and is intended to summarize briefly the U.S. federal income tax consequences to participants arising from participation in the Restated LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the Restated LTIP may vary depending on their particular circumstances and, therefore, may be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, unit options or unit appreciation rights that provide for a "deferral of compensation" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A"), phantom units, and certain other awards that may be granted pursuant to the Restated LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

  Unit Options and Unit Appreciation Rights

        Participants will not realize taxable income upon the grant of a unit option or a unit appreciation right. Upon the exercise or, if later, the settlement of a unit option or a unit appreciation right, the participant will recognize ordinary compensation income in an amount equal to the excess of (i) the fair market value of the common units received over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any common units received pursuant to the exercise of a unit appreciation right, or pursuant to the cash exercise of a unit option, that equals the fair market value of the common units on the date of exercise. Subject to the discussion under "—Tax Code Limitations on Deductibility" below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

        When a participant sells the common units acquired as a result of the exercise of a unit option or unit appreciation right, any appreciation (or depreciation) in the value of the common units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

  Phantom Units, Restricted Units and Other Awards

        A participant will not have taxable income at the time of a grant of an award in the form of a phantom unit, but rather, will generally recognize ordinary compensation income at the time he receives common units or a cash payment in settlement of the phantom unit in an amount equal to the fair market value of the common units or cash payment received, whichever is applicable. In addition, the participant will be subject to ordinary income tax upon the payment of a contingent right, granted in tandem with a specific phantom unit, to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a common unit during the period such phantom unit is outstanding (a "DER"). In general, a participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the common units when the common units are received. However, if the common units are not transferable or are subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of common units (i) when the common units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make an valid election under Section 83(b) of the Internal Revenue Code ("Section 83(b)") or (ii) when the common units are received, in cases where a participant makes a valid election under Section 83(b).

        A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common units (or cash with respect to a DER) received. Directors and consultants must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the Restated LTIP. Distributions that are received by a participant prior to the time that the common units underlying an award are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on common units. The tax basis in the common units received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant's capital gains holding period in those common units will commence on the date of receipt of the common units.

        Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds in timing and amount with the compensation income recognized by a participant under the foregoing rules.

  Tax Code Limitations on Deductibility

        In order for the amounts described above to be deductible by the Partnership or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

  Limited Partner Interest

        We are not a taxable entity, and as such, we do not incur any federal income tax liability. Instead, each holder of our common units is required to report on his income tax return his share of our income, gains, losses and deductions in computing his federal income tax liability, regardless of whether cash distributions are made to him by us. Distributions by us to a holder of common units are generally not taxable unless the amount of cash distributed is in excess of the holder's adjusted basis in his interest. Usually at the beginning of each year, we will mail to each partner a Schedule K-1 showing the amounts of income, gains, losses, and deductions that the partner is required to reflect on his federal income tax return as a limited partner for the preceding year. A limited partner will not qualify for using Form 1040EZ or 1040A, and may not file his federal income tax return until he has received his Schedule K-1 and reflected the relevant information contained therein in his tax return.

Plan Benefits Under the Restated LTIP

        The awards, if any, that will be made to eligible persons under the Restated LTIP are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits or the number of common units subject to awards that may be granted in the future to our executive officers, employees and consultants or to members of our board of directors under the Restated LTIP. Furthermore, because all awards under the Restated LTIP are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Restated LTIP been in effect at that time. Therefore, the New Plan Benefits Table is not provided.

        We have not granted any awards under the current LTIP since April 2010. At this time, we have not made any determination regarding future plans to make awards in the event that the Restated LTIP is approved. Any awards granted under the Restated LTIP in 2012 will be subject to a vesting schedule that will be specified in the applicable award agreement, and the number of common units subject to any such awards will be determined at the time such awards are granted.

        As required by applicable Securities and Exchange Commission disclosure rules, in order to comply with Item 10(b)(2)(ii) of Schedule 14A, the following table sets forth, for each of our named executive officers and certain groups, all common units underlying phantom units granted under the LTIP that remained unvested as of December 31, 2011. Information regarding these phantom unit awards is disclosed in the "Outstanding Equity Awards at Fiscal Year End" table on page 25 of this proxy statement.

Name and Principal Position*	Number of Units	Dollar Value ($)**
Eric Slifka President and Chief Executive Officer	44,091	$963,829
Thomas J. Hollister Chief Operating Officer and Chief Financial Officer	30,864	$674,687
Edward J. Faneuil Executive Vice President, General Counsel and Secretary	24,251	$530,127
Charles A. Rudinsky Executive Vice President and Chief Accounting Officer	8,819	$192,783
All current executive officers as a group	108,025	$2,361,427
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	138,889	$3,036,114

*
No associate of any of the named executive officers or directors holds or has held any equity-based awards under the LTIP.

**
Estimated using a common unit price of $21.86, which was the closing price of our common units on May 11, 2012.

Vote Required

        Under the New York Stock Exchange Listed Company Manual ("NYSE Manual"), the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represent more than 50% of all common units entitled to vote is required to approve the LTIP Proposal. Votes "for" and "against" and abstentions count as votes cast. Executed proxies returned by a broker or other nominee holding common units in "street name" indicating that the broker or other nominee does not have discretionary authority as to certain common units to vote on the proposals (a "broker non-vote") do not count as votes cast. Thus, the total sum of votes "for," plus votes "against," plus abstentions in respect of the LTIP Proposal, which is referred to as the "NYSE Votes Cast," must be greater than 50% of the total number of our outstanding common units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast "for" the LTIP Proposal must represent a majority of the NYSE Votes Cast in respect of the LTIP Proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the LTIP Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) "FOR" the LTIP Proposal.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE LTIP PROPOSAL.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE RESTATED LTIP

        The officers and employees of our General Partner, its affiliates and our subsidiaries and the members of our board of directors will be eligible to receive awards under the Restated LTIP if it is approved. In addition, the Restated LTIP provides for indemnification of our Compensation Committee to the fullest extent permitted by law, with respect to determinations made in connection with the Restated LTIP. Accordingly, the members of our board of directors and the executive officers of our General Partner have a substantial interest in the approval of the LTIP Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED UNITHOLDER MATTERS

        The following table sets forth as of May 14, 2012 the beneficial ownership of units of Global Partners LP held by certain beneficial owners of more than 5% of the units, by each director and named executive officer of our general partner and by all directors and executive officers of our general partner as a group:

Name of Beneficial Owner(1)	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
AE Holdings Corp.(2)	5,850,000	21.3%
Kayne Anderson Capital Advisors L.P.(3)	3,817,411	13.9%
Richard A. Kayne(3)	3,817,411	13.9%
Montello Oil Corporation(4)	2,348,078	8.6%
Global Petroleum Corp.(5)	1,725,463	6.3%
SteelPath Fund Advisors, LLC(6)	1,451,425	5.3%
Gabriel Hammond(6)	1,451,425	5.3%
Stuart Cartner(6)	1,451,425	5.3%
Larea Holdings LLC(7)	564,984	2.1%
Larea Holdings II LLC(8)	282,492	1.0%
Chelsea Terminal Limited Partnership(9)	120,356	*
Global GP LLC(10)	18,632	*
Sandwich Terminal, L.L.C.(11)	8,475	*
Alfred A. Slifka(2)(4)(5)(9)(10)(11)(12)	10,121,114	36.9%
Richard Slifka(2)(4)(5)(8)(9)(10)(11)(12)	10,403,503	37.9%
Eric Slifka(7)(13)	731,220	2.7%
Thomas J. Hollister	40,084	*
Edward J. Faneuil	34,394	*
Charles A. Rudinsky	13,698	*
David K. McKown	2,427	*
Robert J. McCool	11,227	*
Kenneth I. Watchmaker	5,927	*
All directors and executive officers as a group (10 persons)(14)	11,387,521	41.5%

*
Less than 1%

(1)
The address for each person or entity listed other than (i) Kayne Anderson Capital Advisors, L.P., (ii) Richard A. Kayne, (iii) SteelPath Fund Advisors, LLC, (iv) Gabriel Hammond, and (v) Stuart Cartner, is P.O. Box 9161, 800 South Street, Suite 200, Waltham, Massachusetts 02454-9161.

(2)
AE Holdings Corp. owns 5,850,000, or 21.3%, of the common units of Global Partners LP. Alfred A. Slifka and Richard Slifka share voting and investment power with respect to and, therefore, may be deemed to beneficially own the units owned by AE Holdings Corp.

(3)
According to a Schedule 13G/A filed on January 24, 2012, Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne beneficially owned 3,817,411 common units, representing 17.69% of the common units then outstanding. Upon the closing of the Partnership's acquisition of Alliance Energy LLC on March 1, 2012, an additional 5,850,000 common units were issued, thereby reducing the percentage ownership of Kayne

  Anderson Capital Advisors, L.P. and Richard A. Kayne to 13.9% of the common units outstanding. The address for Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

(4)
Alfred A. Slifka and Richard Slifka share voting and investment power with respect to and, therefore, may be deemed to beneficially own, the units owned by Montello Oil Corporation.

(5)
Alfred A. Slifka and Richard Slifka share voting and investment power with respect to, and therefore may be deemed to beneficially own, the units owned by Global Petroleum Corp.

(6)
According to a Schedule 13G filed on February 14, 2012, SteelPath Fund Advisors, LLC, Gabriel Hammond and Stuart Cartner beneficially owned 1,451,425 common units, representing 6.7% of the common units then outstanding. Upon the closing of the Partnership's acquisition of Alliance Energy LLC on March 1, 2012, an additional 5,850,000 common units were issued, thereby reducing the percentage ownership of SteelPath Fund Advisors, LLC, Gabriel Hammond and Stuart Cartner to 5.3% of the common units outstanding. The address for SteelPath Fund Advisors, LLC, Gabriel Hammond and Stuart Cartner is 2100 McKinney Ave, Suite 1401, Dallas, TX 75201.

(7)
Eric Slifka has sole voting and investment power with respect to units owned by Larea Holdings LLC. Eric Slifka may, therefore, be deemed to beneficially own the units held by Larea Holdings LLC. Eric Slifka is the son of Alfred A. Slifka.

(8)
Richard Slifka is the trustee of a voting trust with sole voting and investment power with respect to units owned by Larea Holdings II LLC. Richard Slifka may, therefore, be deemed to beneficially own the units held by Larea Holdings II LLC.

(9)
Alfred A. Slifka and Richard Slifka share voting and investment power with respect to and, therefore, may be deemed to beneficially own, the units owned by Chelsea Terminal Limited Partnership.

(10)
Purchased by our general partner for the purpose of assisting us in meeting our anticipated obligations to deliver common units under our Long-Term Incentive Plan to officers, directors and employees, and meeting obligations under existing employment agreements with the officers of our general partner. Alfred A. Slifka and Richard Slifka control Global GP LLC, and thus may be deemed to beneficially own, the units owned by Global GP LLC.

(11)
Alfred A. Slifka and Richard Slifka are equal owners of Sandwich Terminal, L.L.C. and share voting and investment power with respect to and, therefore, may be deemed to beneficially own, the units owned by Sandwich Terminal, L.L.C.

(12)
Beneficially owned unit amounts for each of Alfred A. Slifka and Richard Slifka include the units owned by AE Holdings Corp., Montello Oil Corporation, Global Petroleum Corp., Chelsea Terminal Limited Partnership, Global GP LLC and Sandwich Terminal, L.L.C. Beneficially owned unit amounts for Richard Slifka also include the units owned by Larea Holdings II LLC. Alfred A. Slifka and Richard Slifka are brothers.

(13)
Beneficially owned unit amounts for Eric Slifka include the units owned by Larea Holdings LLC.

(14)
Excludes common units purchased by our general partner after the record date for the purpose of assisting us in meeting our anticipated obligations to deliver common units under our Long-Term Incentive Plan.

EQUITY COMPENSATION PLAN TABLE

        The following table summarizes information about our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	182,694
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	182,694

EXECUTIVE COMPENSATION

        All of our executive officers and substantially all of our employees are employed by our general partner. Our general partner does not receive any management fee or other compensation for its management of Global Partners LP. Our general partner and its affiliates are reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, executive officer and director compensation and benefits properly allocable to Global Partners LP, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, Global Partners LP. Our partnership agreement provides that our general partner will determine the expenses that are allocable to Global Partners LP.

Compensation Discussion and Analysis

        We are managed and operated by the directors and executive officers of our general partner. Executive officers of our general partner receive compensation in the form of salaries and short-term incentive awards (contractual and/or discretionary) and long-term incentive awards, and they are eligible to participate in employee benefit plans and arrangements sponsored by our general partner or its affiliates, including plans that may be established by our general partner or its affiliates in the future. Our named executive officers (defined below) serve as executive officers of our general partner and each of our subsidiaries, and the compensation described herein reflects their total compensation for services to us, our general partner and our subsidiaries.

        Our "named executive officers" include Mr. Eric Slifka, our Chief Executive Officer ("CEO"), Mr. Thomas J. Hollister, our Chief Financial Officer ("CFO") and Chief Operating Officer ("COO"), and the two other most highly compensated executive officers during 2011, who are Mr. Charles A. Rudinsky, our Executive Vice President and Chief Accounting Officer, and Mr. Edward J. Faneuil, our Executive Vice President and General Counsel. Messrs. Slifka, Hollister and Faneuil are parties to employment agreements with our general partner. Mr. Rudinsky is an employee at will with no employment agreement. Mr. Andrew Slifka became an executive officer on March 1, 2012 in connection with our acquisition of Alliance Energy LLC, and was not a named executive officer in 2011.

        The compensation committee of the board of directors of our general partner (the "Compensation Committee") has direct responsibility for the compensation of our CEO based upon (i) contractual obligations pursuant to the employment agreement between our CEO and our general partner, and (ii) compensation parameters established by the Compensation Committee with respect to salary adjustments, incentive plans and discretionary bonuses, if any. The Compensation Committee also has oversight and approval authority for the compensation of our named executive officers other than our CEO based upon our CEO's recommendations, including awards under any incentive plans in which the named executive officers participate, and our general partner's contractual obligations pursuant to employment agreements with two of our named executive officers.

Compensation Objectives

        The objectives of our compensation program with respect to our executive officers are to attract, engage and retain individuals with the requisite knowledge, experience and skill sets required for our future success. Our compensation program is intended to motivate and inspire employee behavior that fosters high performance, and to support our overall business objectives. To achieve these objectives, we aim to provide each executive officer with a competitive total compensation program. We currently utilize the following compensation components:

  •
  Salaries and benefits designed to attract and retain high caliber employees;

  •
  Short-term, performance-based incentives and discretionary bonus awards designed to focus employees on key business objectives for a particular year; and

  •
  Long-term, equity-based and/or performance-based cash incentive awards designed to support the achievement of our long-term business objectives and the retention of key personnel.

Compensation Methodology

        Our general partner uses third-party consultants to study and supply market comparable compensation data and to assist our management and the Compensation Committee in formulating competitive compensation plans. In 2008, our general partner engaged W.F. Conover III, Ltd. as an independent compensation consultant to provide advice and assistance to the Compensation Committee on matters related to named executive officer compensation as well as our general compensation programs (i.e., short-term and long-term incentive programs). In 2009, Michael Conover, the principal at W.F. Conover III, Ltd. who provided consulting services to our general partner, moved to BDO USA, LLP. References to "Conover" hereinafter mean our compensation consultant, whether the consulting services were provided through W.F. Conover III, Ltd. or BDO USA, LLP.

        In 2009 and 2010, Conover worked with our management and the Compensation Committee to assess the competitiveness of our executive compensation program using a comprehensive, broad-based analysis of market information, including: (i) data from the Watson Wyatt Worldwide Executive Compensation Survey; (ii) data with respect to a group of more than 220 companies with market capitalizations of $200 million to $600 million, a range which was comparable to our market capitalization at the time of the study; and (iii) data with respect to a multi-factor based group of 17 energy and non-energy companies which had market capitalizations of $200 million to $600 million and between 100 to 600 employees. Conover also examined the responsibilities assigned to each of our named executive officer positions in relation to the external positions to which they were compared, exercised judgment in terms of the relevance of each of the market data sources, and made adjustments to arrive at a competitive market benchmark for each executive position.

        Conover worked with our management and the Compensation Committee in 2011 to update our short-term incentive plan for our named executive officers, analyze the number of units available for issuance under our long-term equity incentive plan, and advise and provide assistance related to the terms of a new employment agreement for Eric Slifka, our Chief Executive Officer, as follows:

  •
  The performance levels and award opportunities associated with our 2011 short-term incentive plan for our named executive officers were changed. The threshold minimum level of performance required to qualify for any award was increased. Likewise, the target "par" and maximum performance levels used for determination of the performance-based portion of the award also were increased. In addition, the award amounts associated with performance levels used for the performance-based portion of our short-term incentive plan were changed. Award amounts at or just above the threshold minimum performance level were lowered, and award levels closer to the target "par" were increased to provide a greater incentive to reach target "par" performance. Similarly, awards just above the target "par" range were lowered and award levels closer to the maximum performance level significantly increased to provide greater incentive for results that significantly exceed target "par" performance.

  •
  An analysis of the portion of our partnership's common units reserved for issuance under our long-term equity incentive plan versus competitive practices was conducted and a preliminary overview prepared of a new long-term equity incentive plan that may be considered for use in the future.

  •
  A new long-term performance-based cash incentive plan was developed for inclusion in Mr. Slifka's 2012-2014 employment agreement. The new plan replaces a 3-year grant of units to Mr. Slifka in the 2009-2011 agreement that vested in equal installments every 6 months. The new plan is based solely on performance as defined by specified levels of increase in distribution growth to our unitholders over the 2012-2014 period and, with the exception of limited circumstances pursuant to which payment of the award may be accelerated, is payable in cash following the end of Mr. Slifka's 3-year employment term.

        Conover continued to work with our Compensation Committee in 2012 to update our 2012 short-term incentive plan for our named executive officers. The plan has been modified to ensure that it continues to be aligned with and supportive of our efforts to achieve critical objectives in a most complex and changing commodity-based business. A complete description of changes made to the short-term incentive plan is included in the next section,—Elements of Compensation.

Elements of Compensation

        Our executive compensation structure utilizes complementary components to align our compensation with the needs of our business and to provide for desired levels of pay that competitively compensate our executive management personnel. We administer the program on the basis of total compensation. When our performance goals are met, we expect the total compensation levels (i.e., salary plus short and long-term incentives) for our named executive officers to fall between the median (50th percentile) and 75th percentile compensation levels in our competitive marketplace, as determined by our compensation consultant's 2009 and 2010 benchmarking results. When we perform above or below our performance goals, we expect that will be reflected in our compensation levels.

        The elements of the 2011 executive officer compensation of our general partner are base salary, discretionary bonuses, short-term incentive awards, retirement and health benefits, and perquisites consistent with those provided to executive officers generally and as may be approved by the Compensation Committee from time to time.

        A description of the components of the compensation program and principles used to guide their administration appears below:

Salaries

        Under our executive compensation structure, our goal is for our named executive officer salaries to fall between the median (50th percentile) and 75th percentile of competitive salary levels, as determined by our compensation consultant's 2009 and 2010 benchmarking results, following any adjustments made to marketplace pay levels in order to account for significant responsibilities that are assigned to our named executive officers and that exceed the scope of responsibilities generally associated with the external benchmark positions to which they are compared, specifically:

  •
  Our Chief Financial Officer also serves as our Chief Operating Officer and, as such, has responsibilities for many operational areas that are not commonly assigned to Chief Financial Officer positions.

  •
  Our Executive Vice President and General Counsel is responsible for all our environmental compliance functions, many of our human resources matters, and many of our business transactions that he manages in an executive as well as legal capacity.

  •
  Our Executive Vice President and Chief Accounting Officer, who also serves as co-director of our mergers and acquisitions activities, is responsible for our financial analyses for our acquisition due diligence.

        Base salaries for three of our four named executive officers are set by the terms of their respective employment agreements. Salaries for our named executive officers were not increased in 2011.

Short-Term Incentive Awards—Contractual

        Thomas Hollister, our COO and CFO, is entitled to annual contractual bonuses under his employment agreement with our general partner based upon our achievement of specific targets established by the Compensation Committee. Mr. Hollister was not entitled to a contractual bonus in 2008 because the distributable cash flow target established by the Compensation Committee for 2008 was not achieved. In 2009, the Compensation Committee implemented our general partner's Short-Term Incentive Plan (see "Elements of Compensation—Short-Term Incentive Plan"). Prior to the Compensation Committee's determination of Mr. Hollister's awards for each of 2009, 2010 and 2011 under our general partner's Short-Term Incentive Plan, Mr. Hollister waived his annual contractual bonuses for those years. For each of 2009, 2010 and 2011, Mr. Hollister was paid a bonus under our general partner's Short-Term Incentive Plan in an amount in excess of what he would have received as a contractual bonus under his employment agreement with our general partner.

Annual Bonuses—Discretionary

        Our compensation program for named executive officers contains a provision for the Compensation Committee to award a discretionary bonus to recognize significant contributions made by an executive in the course of the year. Typically, these are one-time awards and not associated with any of our incentive plans. The Compensation Committee may make discretionary bonus awards to our CEO. Our CEO may also recommend discretionary bonus awards for all other named executive officers for consideration and approval by the Compensation Committee for similar purposes.

        The Compensation Committee made a determination that discretionary bonus payments would be paid to the named executive officers for 2011. The decision was based on the Compensation Committee's careful consideration of several significant initiatives undertaken by the leadership team to offset unforeseeable business conditions as well as to enter new business ventures that will better position the company for the future. Unfavorable commodity market conditions and protracted warmer than normal weather for the Northeast severely impacted the Partnership. In response, the leadership team undertook actions to: (i) reduce expenses through a reduction in force and restructuring; (ii) negotiate and prepare for the acquisition of one hundred percent of the membership interests of Alliance, which transaction was consummated on March 1, 2012 and which we expect will further enhance our wholesale and retail gasoline sales; (iii) prepare for and commence rail delivery and sale of crude oil; and (iv) begin work on several additional projects. The immediate effects of these actions were to offset a significant portion of the negative impact of commodity market conditions and the unseasonably warm weather. We expect that these changes will have long-term positive impacts on us and for our unitholders in future years. For these reasons, the Compensation Committee believed it was important to recognize and reward the named executive officers for their successful initiatives with special discretionary bonuses in the amounts of $270,000, $25,500, $97,500 and $32,500, respectively, for Messrs. Eric Slifka, Hollister, Faneuil and Rudinsky.

        The Compensation Committee elected to not award any discretionary bonus payments in respect of 2010. For 2009, the Compensation Committee awarded discretionary bonuses of $115,000 and $50,000, respectively, to Messrs. Hollister and Faneuil.

Short-Term Incentive Plan

        Our general partner established a cash bonus pool for 2011 to fund short-term incentive awards for each of our named executive officers. Target awards under our general partner's short-term incentive plan for 2011 (the "STIP") included a performance-based component, for which 60% of the cash bonus pool was available (the "STIP Performance Component"), and a discretionary component, for which 40% of the cash bonus pool was available (the "STIP Discretionary Component"). Incentive awards earned under the STIP were based on the Partnership's actual performance in relation to a specified objective for distributable cash flow established by our Compensation Committee in March 2011 (the "DCF objective"), as adjusted by the Compensation Committee to reflect several factors that affected the Partnership's performance in 2011. Under our general partner's Short-Term Incentive Plan, for purposes of determining whether a specified target was achieved, "distributable cash flow" (a non-GAAP financial measure used by management) means our net income plus depreciation and amortization, less our maintenance capital expenditures ("DCF"). DCF is discussed under "Results of Operations—Evaluating Our Results of Operations" and reconciled to its most directly comparable GAAP financial measures under "Results of Operations—Key Performance Indicators" in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

        Under the STIP, each of our named executive officers was assigned an incentive target value expressed as a percentage of his base salary. The 2011 incentive target values were: 100% (or $800,000) for Mr. Slifka; 58% (or $337,500) for Mr. Hollister; 37% (or $137,500) for Mr. Faneuil; and 41% or ($112,500) for Mr. Rudinsky. 60% of the target value for each named executive officer was allocated to his STIP Performance Component (the "60% Performance-Based Payout Target"), and 40% was allocated to his STIP Discretionary Component (the "40% Discretionary Payout Target").

        STIP Performance Component (60% of the incentive target value):    Under the terms of the STIP, 100% of the STIP Performance Component is earned when the DCF objective is achieved. However, the STIP also provides for an increased payout under the STIP Performance Component when the DCF objective is exceeded, a reduced payout under the STIP Performance Component when the DCF objective is not achieved, and no payout if the STIP Performance Component minimum threshold is not achieved. Such increases and reductions in payouts are determined in accordance with an award payout grid adopted by the Compensation Committee at the time that the STIP was established. The Partnership did not achieve the DCF objective for 2011 of $53.1 million (which DCF objective was established in March 2011), and therefore the full 60% Performance Component was not earned. The Partnership earned $46.7 million of DCF in 2011, which was adjusted upwards to $49.9 million by the Compensation Committee to reflect an additional approximately $3.2 million of one-time charges that occurred during the third and fourth quarters of 2011 related to the Partnership's restructuring and its acquisition of Alliance. After such adjustments and in accordance with the payout grid established by the Compensation Committee at the time that the STIP was established, the STIP Performance Component of the named executive officers' 2011 awards was adjusted downward to one-third of each named executive officer's 60% Performance-Based Payout Target.

        STIP Discretionary Component (40% of the incentive target value):    The STIP Discretionary Component is intended to be used as a discretionary award, allowing the Compensation Committee to supplement the performance metric by analyzing other factors that it may elect to use for determining the STIP Performance Component. Such factors include, without limitation, market factors and significant acquisitions, developments and ventures accomplished by the Partnership. The Compensation Committee awarded 100% of the STIP Discretionary Component for 2011 in recognition of each named executive officer's successful efforts in 2011 which included, among other things, expense reduction and restructuring; negotiation, execution and preparations for consummation of the Alliance acquisition; and preparations for and rail delivery and sale of crude oil.

        Each of our named executive officers earned a short-term incentive award for 2011. A summary of these awards appears in the table below:

Name		Target Value as a % of Salary	Target Value ($)	2011 Award Value as a % of Target Value	2011 Award Payouts ($)
Eric Slifka	Total Award	100%	800,000	60%	480,000
	Performance	60%	480,000	20%	160,000
	Discretionary	40%	320,000	40%	320,000
Thomas J. Hollister	Total Award	58%	337,500	60%	202,500
	Performance	35%	202,500	20%	67,500
	Discretionary	23%	135,000	40%	135,000
Edward J. Faneuil	Total Award	37%	137,500	60%	82,500
	Performance	22%	82,500	20%	27,500
	Discretionary	15%	55,000	40%	55,000
Charles A. Rudinsky	Total Award	41%	112,500	60%	67,500
	Performance	25%	67,500	20%	22,500
	Discretionary	16%	45,000	40%	45,000

        2012 Short-Term Incentive Plan.    In 2012 the Compensation Committee, with the advice of its compensation consultant, designed our 2012 Short-Term Incentive Plan using features that are intended to (i) provide the Compensation Committee with greater flexibility in making awards under the plan, and (ii) foster the direct link between award opportunities for plan participants and the value created for our unitholders by basing awards on the achievement of growth in our DCF. Recognizing that our financial results may not adequately reflect our executive officers' performance due to market conditions, sustained warmer (or colder) than normal weather conditions, the dynamics of a commodity-based business including, among other things, the shapes of forward pricing curves for the products that we purchase and sell, and other factors that are beyond our executive officers' control, the Compensation Committee revised the DCF performance levels and incentive award opportunities associated with them from the performance levels and award opportunities previously established for the 2011 STIP. The 2012 STIP is based upon a target incentive percentage for each participant ranging from 35% to 100% of his base salary. Awards under the 2012 STIP may range from 0% to 200% of each participant's target incentive percentage. The weightings of the 2012 STIP's Performance Component and Discretionary Component were changed from 60% and 40%, respectively, in the 2011 plan to 50% and 50%, respectively in the 2012 plan.

  •
  The 2012 Performance Component (50% of the incentive target value)—The Compensation Committee increased the DCF objective for 2012, subject to adjustment by the Compensation Committee for certain acquisitions and events during 2012 that the Compensation Committee in its sole discretion determines to have caused unusual, one-time increases or decreases in DCF. Awards granted by the Compensation Committee may range from 0% to 200% of a plan participant's 2012 Performance Component. A minimum of 80% of the 2012 DCF objective must be achieved before plan participants would earn any portion of the 2012 Performance Component, and a minimum of 107% of the 2012 DCF objective must be achieved before plan participants would earn in excess of 100% of the 2012 Performance Component. Under the 2012 STIP, a plan participant's incentive opportunity increases to a maximum of 200% of the Performance Component at 161% of the 2012 DCF objective, and is determined on a quantitative basis solely based on our actual DCF for 2012.

  •
  The Discretionary Component (50% of the incentive target value)—The Compensation Committee has discretion in determining the 2012 Discretionary Component for any plan participant under the 2012 STIP, within a range of 0% to 200% of the 2012 Discretionary Component, and based upon (i) the Compensation Committee's consideration of management's performance over the course of the 2012 plan year; (ii) the CEO's assessment of other members of our management; (iii) our overall financial results for the year in relation to our business plan; and (iv) any significant mitigating factor(s) that may have influenced a plan participant's performance, positively or negatively. The objective of considering these factors is to arrive at a decision that best reflects the Compensation Committee's overall assessment of management's performance. The Compensation Committee believes that when combined with the Performance Component, the results will more accurately reflect a plan participant's performance in light of the relevant factors.

Long-Term Incentive Plans

        2011 CEO Performance-Based Cash Incentive Plan.    On December 31, 2011, pursuant to a contractual commitment in Eric Slifka's 2012-2014 employment agreement with our general partner, the Compensation Committee included provisions for a new long-term performance-based cash incentive plan. The new plan replaces a 3-year LTIP grant of units to Mr. Slifka pursuant to his 2009-2011 employment agreement with our general partner, which LTIP grant vested in six approximately equal installments each June 30 and December 31 during the term of Mr. Slifka's 2009-2011 employment agreement. The new long-term performance-based cash incentive plan is based solely on the achievement of distribution growth to our unitholders over the term of Mr. Slifka's employment agreement, using the 3-year period from January 1, 2012 through December 31, 2014 and an annualized $2.00 per unit distribution to unitholders (subject to adjustment by the Compensation Committee as set forth in Mr. Slifka's employment agreement) as the baseline against which Mr. Slifka's performance will be measured over the 2012-2014 period, and is payable in cash.

        2008 CEO Award.    On December 31, 2008, pursuant to a contractual commitment in Eric Slifka's employment agreement with our general partner, the Compensation Committee granted to Mr. Slifka 99,700 phantom units together with a contingent right to receive an amount in cash equal to the number of then outstanding phantom units granted to Mr. Slifka multiplied by the cash distributions per common unit made by the Partnership from time to time during the period the phantom units are outstanding. The phantom units vested in six approximately equal installments on June 30 and December 31 of 2009, 2010 and 2011. In accordance with Mr. Slifka's employment agreement, all of the 99,700 phantom units fully vested and have been paid to Mr. Slifka. The General Partner delivered to Mr. Slifka common units that it purchased in the open market and cash (to the extent not used by Mr. Slifka to satisfy his tax obligations in respect of the award) in payment for the vested phantom units.

        2009 Awards.    On February 5, 2009, the Compensation Committee granted 88,183, 61,728, 48,501 and 17,637 phantom units (without Distribution Equivalent Rights ("DERs")) under the LTIP, respectively, to Messrs. Eric Slifka, Hollister, Faneuil and Rudinsky. Grant levels were established by the Compensation Committee to achieve the overall objectives of the compensation program.

        The phantom units granted in 2009 will vest and become payable on a one-for-one basis in common units (and/or cash in lieu thereof) on December 31, 2013 (or potentially sooner as described below). All or a portion of the phantom units granted to our named executive officers may vest earlier than December 31, 2013 if the Average Unit Price (as defined below) equals or exceeds specified target prices during specified periods. Specifically, if the Average Unit Price equals or exceeds: (i) $21.00 at any time prior to December 31, 2013, then 25% of the phantom units will automatically vest; (ii) $27.00 at any time during the period from February 5, 2011 through December 31, 2013, then an additional 25% of the phantom units will automatically vest; and (iii) $34.00 at any time during the period from June 5, 2012 through December 31, 2013, then all of the remaining phantom units will automatically vest. "Average Unit Price" means the closing market price per common unit for any 10-consecutive trading day period.

        The phantom units granted to Mr. Slifka on February 5, 2009 that do not otherwise vest early as described above will be subject to a performance goal. Specifically, any unvested phantom units held by Mr. Slifka on December 31, 2013 will vest only if the Partnership makes cumulative distributions on all units of the Partnership outstanding during the 20 consecutive quarters ending December 31, 2013 in an amount equal to or exceeding the minimum quarterly distribution (as defined in the Partnership's Agreement of Limited Partnership) on all such units.

        Any phantom units granted on February 5, 2009 that have not vested as of the end of the five year cliff vesting period will be forfeited. Additionally, upon a change of control event (as defined in the grant, as amended), all outstanding phantom units that were granted on February 5, 2009 to Messrs. Slifka, Hollister and Faneuil only and that have not otherwise vested automatically will become fully vested (in the case of the phantom units awarded to Mr. Slifka, without regard to the achievement of the performance goal.)

        A portion (25%) of the February 5, 2009 phantom units vested on August 21, 2009 when the Compensation Committee determined that the first Average Unit Price condition ($21.00 for 10 consecutive trading days) was satisfied. The General Partner delivered common units that it purchased in the open market to the named executive officers in payment for these vested phantom units.

        A second portion (25%) of the February 5, 2009 phantom units vested on February 18, 2011 when the Compensation Committee determined that the second Average Unit Price condition ($27.00 for 10 consecutive trading days) was satisfied. The General Partner delivered common units that it had purchased in the open market to the named executive officers in payment for these vested phantom units.

        Further vesting opportunities for 2009 awards will become available after June 5, 2012 based upon the unit price performance criteria associated with the award.

Retirement and Health Benefits; Perquisites

        Each of our named executive officers is eligible to participate in our general partner's health insurance plans, pension plans, 401(k) savings and profit sharing plan and other employee benefit plans in accordance with our general partner's policies and on the same general basis as other employees of our general partner. Under the General Partner's pension plan, an employee becomes fully vested in his or her pension benefits after completing five years of service or upon termination due to death, disability or retirement. See "Other Benefits—Pension Benefits" for information with respect to eligibility standards and calculations of estimated annual pension benefits payable upon retirement under the pension plan. Our general partner's pension plan was frozen on December 31, 2009. Our general partner's 401(k) savings and profit sharing plan provides for discretionary matching contributions by our general partner equal to 50% of each employee's contribution, up to a maximum contribution of 4% of the employee's pre-tax annual compensation, subject to certain limitations under federal law. Certain participants who are not highly compensated employees (as such term is defined in

Internal Revenue Code section 414(q)) are also eligible for non-matching employer contributions equal to 1% or 2% of compensation, based on satisfaction of a service requirement or other factors. See "Other Benefits—401(k) Savings and Profit Sharing Plan" for additional information with respect to eligibility and permitted contributions to this plan. Additional perquisites for our named executive officers may include payment of premiums for supplemental life and/or long-term disability insurance, automobile fringe benefits, club membership dues and payment of fees for professional financial planning, tax and/or legal advice.

Relationship of Compensation Elements to Compensation Objectives

        We use base salaries to provide financial stability and to compensate our executive officers for fulfillment of their respective job duties.

        We use a short-term incentive plan with performance-based and discretionary components to align a significant portion of our executive officers' compensation with annual business performance and success, and to provide rewards and recognition for key annual business and financial results such as achieving increased quarterly distributions, expanding our terminalling storage capacity, retail gasoline station assets and the geographic markets that we serve, and diversifying our product mix to enhance profitability and effectively managing our business. Short-term performance-based incentives also allow flexibility to reward performance and individual success consistent with such criteria as may be established from time to time by our CEO and the Compensation Committee.

        Our long-term incentive plans (performance-based cash incentive plan and LTIPs) provide incentive and reward eligible participants for the achievement of long-term objectives, facilitate the retention of key employees by investing in our long-term performance, continue to make our compensation mix more competitive, and align the interests of management with those of our unitholders.

        We offer a mix of traditional perquisites such as automobile fringe benefits and country/golf club memberships, and additional benefits, such as payment of professional financial planning and tax advice fees, that are tailored to address our executive officers' individual needs, to facilitate the performance of their job duties and to be competitive with the total compensation packages available to executive officers generally.

  Compensation of Named Executive Officers

        The following table sets forth certain information with respect to compensation of our Chief Executive Officer, our Chief Financial Officer and the two other most highly compensated executive officers during 2011, 2010 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Eric Slifka	2011	800,000	270,000	—	480,000	0	95,414	1,645,414
President and	2010	800,000	—	—	480,000	13,725	93,798	1,387,523
CEO(1)(5)(7)	2009	800,000	—	1,147,261	1,032,968	1,389	80,313	3,061,931
Thomas J. Hollister	2011	578,000	25,500	—	202,500	1,939	29,951	837,890
COO and CFO(8)	2010	578,000	—	—	202,500	9,559	34,739	824,798
	2009	578,000	115,000	803,081	435,784	17,304	40,184	1,989,353
Edward J. Faneuil	2011	376,000	97,500	—	82,500	26,542	47,774	630,316
EVP, General Counsel	2010	376,000	—	—	82,500	49,790	52,799	561,089
and Secretary(9)	2009	376,000	50,000	630,998	177,541	29,342	48,963	1,312,844
Charles A. Rudinsky	2011	273,000	32,500	—	67,500	38,553	35,719	447,272
EVP and Chief	2010	273,000	—	—	67,500	88,074	34,891	463,465
Accounting Officer(10)	2009	273,000	—	229,457	125,261	65,638	34,507	727,863

(1)
The above table reflects the base salary paid to Mr. Slifka pursuant to his employment agreement with our general partner that expired December 31, 2011. Effective January 1, 2012, Mr. Slifka entered into a new employment agreement with our general partner, pursuant to which his base salary remained $800,000.

(2)
In 2012, Messrs. Slifka, Hollister, Faneuil and Rudinsky were paid discretionary bonuses of $270,000, $25,500, $97,500 and $32,500, respectively, for services performed during 2011, which discretionary bonuses were in addition to the payments they received in 2012 for services performed during 2011 under the 2011 Short-Term Incentive Plan. In 2010, Mr. Hollister and Mr. Faneuil were paid discretionary bonuses of $115,000 and $50,000, respectively, for services performed during 2009, which discretionary bonuses were in addition to the payments they received for services performed during 2009 under the 2009 Short-Term Incentive Plan. No discretionary bonuses were paid for services performed during 2010.

(3)
In accordance with accounting guidance related to stock-based compensation, the dollar values shown in the "Stock Awards" column represent the grant date fair value of awards as described below:

LTIP—2009 Awards.    On February 5, 2009, the Compensation Committee granted awards of 88,183, 61,728, 48,501 and 17,637 phantom units, respectively, to Messrs. Slifka, Hollister, Faneuil and Rudinsky. Twenty-five percent of these phantom units (22,046, 15,432, 12,125 and 4,409, respectively) vested on August 21, 2009 and were paid on a one-for-one basis in our common units. Another twenty-five percent of these phantom units (22,046, 15,432, 12,125 and 4,409, respectively) vested on February 18, 2011 and were paid on a one-for-one basis in our common units. See "Elements of Compensation—Long-Term Incentive Plans" above for the terms of the 2009 Awards.

(4)
The bonuses paid to each of the named executive officers for services performed during 2009, 2010 and 2011 were determined in accordance with our general partner's Short-Term Incentive Plan described above under Elements of Compensation—Short-Term Incentive Plan.

(5)
Mr. Slifka's pension decreased in value by $11,068 in 2011 and therefore is shown as a $0 positive change in actuarial value under the column labeled "Change in Pension Value and Nonqualified Deferred Compensation Earnings".

(6)
All of our named executive officers are eligible to participate in our general partner's health insurance, pension, 401(k) and other employee benefit plans in accordance with our general partner's policies and on the same general basis as other employees of our general partner. See "Other Benefits—Pension Benefits" for information with respect to eligibility standards and calculations of estimated annual pension benefits payable upon retirement. Our general partner's 401(k) Savings and Profit Sharing Plan provides for discretionary matching and nonmatching contributions to the plan by our general partner. See "Other Benefits—401(k) Savings and Profit Sharing Plan" for additional information with respect to eligibility and permitted contributions to this plan.

(7)
With respect to Mr. Slifka, "All Other Compensation" for the years ended December 31, 2011, 2010 and 2009 includes the following perquisites in connection with his employment by our general partner: employer contributions paid by us under the 401(k) plan; the estimated personal value of an automobile provided by us for Mr. Slifka's use; medical and dental premiums paid by us; life insurance and long-term disability insurance premiums paid by us; club membership dues; legal fees; and professional financial planning and tax advice fees in the aggregate amounts of $26,450 and $34,750, respectively, for 2011 and 2010, and at a level below $25,000 for 2009, paid by us.

(8)
With respect to Mr. Hollister, "All Other Compensation" for the years ended December 31, 2011, 2010 and 2009 includes the following perquisites in connection with his employment by our general partner: employer contributions paid by us under the 401(k) plan; medical and dental premiums paid by us; and long-term disability insurance premiums paid by us.

(9)
With respect to Mr. Faneuil, "All Other Compensation" for the years ended December 31, 2011, 2010 and 2009 includes the following perquisites in connection with his employment by our general partner: employer contributions paid by us under the 401(k) plan; the estimated personal value of an automobile provided by us for Mr. Faneuil's use; medical and dental premiums paid by us; long-term disability insurance premiums paid by us; and club membership dues paid by us.

(10)
With respect to Mr. Rudinsky, "All Other Compensation" for the years ended December 31, 2011, 2010 and 2009 includes the following perquisites in connection with his employment by our general partner: employer contributions paid by us under the 401(k) plan; the estimated personal value of an automobile provided by us for Mr. Rudinsky's use; medical and dental premiums paid by us; and life insurance and long-term disability insurance premiums paid by us.

Grants of Plan-Based Awards

        On March 6, 2012, the Compensation Committee awarded cash awards under our general partner's 2011 Short-Term Incentive Plan to our named executive officers in consideration of their respective services during the year ended December 31, 2011 in the following amounts: $480,000 for Mr. Slifka, $202,500 for Mr. Hollister, $82,500 for Mr. Faneuil and $67,500 for Mr. Rudinsky. These awards were payable promptly without restrictions. See "Elements of Compensation—Short-Term Incentive Plan" for a discussion of the parameters on which the 2011 awards were determined.

        The table below presents the minimum threshold, target and maximum payout amounts that would have been available to each of our named executive officers under our general partner's 2011 Short-Term Incentive Plan, depending upon our financial performance in 2011:

	Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)
Name	Minimum Threshold ($)	Target ($)	Maximum ($)
Eric Slifka	40,000	800,000	1,600,000
Thomas J. Hollister	16,875	337,500	675,000
Edward J. Faneuil	6,875	137,500	275,000
Charles A. Rudinsky	5,625	112,500	225,000

(1)
No equity-based awards were granted during 2011.

Outstanding Equity Awards at Fiscal Year End

        The following table presents equity awards in the form of the unvested portion of phantom units granted under the LTIP to the named executive officers on February 5, 2009. The awards shown on the table below are all of the equity awards held by the named executive officers at the end of the last fiscal year:

	Equity Incentive Plan Awards
	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Eric Slifka	44,091	964,270
Thomas J. Hollister	30,864	674,996
Edward J. Faneuil	24,251	530,369
Charles A. Rudinsky	8,819	192,872

(1)
These units will vest should the average closing price per unit for any 10-consecutive trading day period (the "Unit Price") during the period from June 5, 2012 through December 31, 2013 reach $34.00. These units also would vest on December 31, 2013 if the Unit Price does not reach $34.00 but the recipient remains employed by our general partner.

        The market values of the equity awards shown in the table above were calculated based on the closing price of $21.87 per common unit on December 31, 2011.

        See "Elements of Compensation—Long-Term Incentive Plans" for a discussion of the plan.

  Units Vested in the 2011 Fiscal Year

        No restricted unit awards to named executive officers vested during the year ended December 31, 2011 and there were no options outstanding to named executive officers during 2011.

	Units Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Eric Slifka(1)	55,278	1,398,320
Thomas J. Hollister(2)	15,432	428,547
Edward J. Faneuil(2)	12,125	336,711
Charles A. Rudinsky(2)	4,409	122,438

(1)
Reflects the vesting of 22,046 phantom units on February 18, 2011 and the vesting of 16,616 phantom units on each of June 30, 2011 and December 31, 2011.

(2)
Reflects the portion of phantom units granted under the LTIP to the named executive officers on February 5, 2009 that vested on February 18, 2011.

(3)
The value realized on vesting of the equity awards shown in the table above were calculated based on the closing price of per common unit on the date the awards vested ($27.77 for awards that vested on February 18, 2011, $25.44 for awards that vested on June 30, 2011 and $21.87 for awards that vested on December 31, 2011.)

  Employment and Related Agreements

        Eric Slifka is employed as President and Chief Executive Officer pursuant to an employment agreement with our general partner. The term of his initial employment agreement commenced on October 4, 2005 and continued through December 31, 2008. Effective December 31, 2008, Mr. Slifka entered into a subsequent employment agreement with our general partner which commenced January 1, 2009 and continued through December 31, 2011 (the "2008 Agreement"). Effective January 1, 2012, Mr. Slifka entered into a new employment agreement with our general partner which supersedes each of his prior two agreements (the "2012 Agreement").

        Like the 2008 Agreement, the 2012 Agreement provides for a base salary of $800,000 per year, subject to increase as of each January 1 during the term, as may be determined by the Compensation Committee. In addition, both agreements provide that Mr. Slifka: is (a) eligible to receive a cash bonus, from time to time, in an amount to be determined at the discretion of the Compensation Committee and (b) entitled to participate in our general partner's short-term incentive compensation plan, pursuant to which he shall be entitled to receive cash incentive amounts to be determined based upon the achievement of financial metrics to be established by the Compensation Committee in the first quarter of each fiscal year during the term of the agreement, with the annual "award target" amount being 100% of his base salary and the annual maximum cash incentive amount being 200% of his base salary; any such awards to be paid within two and one-half months after the applicable fiscal year end. Similarly, both agreements provide that Mr. Slifka also may be eligible to participate in any other incentive plans in which management employees may participate, as determined by the Compensation Committee. He is entitled to participate in such other benefit plans and programs as the General Partner may provide for its executives in general.

        Mr. Slifka was entitled under the 2008 Agreement to participate in our general partner's LTIP, including without limitation (i) the December 31, 2008 grant to Mr. Slifka of 99,700 phantom units (with a contingent right to receive cash in amounts equal to the number of awarded phantom units outstanding multiplied by the cash distributions per common unit made by the Partnership from time to time), which became fully vested as of December 31, 2011, and (ii) the February 5, 2009 grant to Mr. Slifka of 88,183 performance-restricted phantom units under the LTIP. See "Elements of Compensation—Long-Term Incentive Plans." Under the 2012 Agreement, Mr. Slifka is entitled to receive awards under our general partner's Long-Term Performance-Based Cash Incentive Plan, which is determined based upon the achievement of distribution growth to the Partnership's unitholders over the term of his employment agreement, using the 3-year period from January 1, 2012 through December 31, 2014 and an annualized $2.00 per unit distribution to unitholders as the baseline against which Mr. Slifka's performance will be measured. Mr. Slifka also participates in our general partner's LTIP, in such forms and amounts as may be determined by the Compensation Committee, including, without limitation, the aforementioned February 5, 2009 grant to Mr. Slifka.

        Mr. Slifka's current employment agreement includes a confidentiality provision which, subject to typical exceptions for requirements of law and public knowledge (other than as a result of unauthorized disclosure by Mr. Slifka), will continue for two years following Mr. Slifka's termination of employment. The agreement also includes non-solicitation and non-competition provisions which will continue for one year following Mr. Slifka's termination of employment. See "Potential Payments upon a Change of Control or Termination" for a discussion of the provisions in Mr. Slifka's employment agreement, as amended, relating to termination, change of control and related payment obligations.

        Thomas J. Hollister is employed as Chief Operating Officer and Chief Financial Officer of our general partner. Mr. Hollister's employment commenced effective July 1, 2006 and is on an "at will" basis, meaning that Mr. Hollister's employment has no specific duration and that, subject to the provisions of his employment agreement, either Mr. Hollister or our general partner may terminate his employment at any time for any reason. The agreement provides for a base salary of $550,000 for the initial 12-month period commencing July 1, 2006, and subsequent review by the Compensation Committee no less frequently than annually, at which time Mr. Hollister's base salary may be increased at the discretion of the Compensation Committee. In 2011, Mr. Hollister's base salary was $578,000. Mr. Hollister also is eligible to receive an annual cash bonus amount of $130,000 for each 12-month period that he is employed by our general partner, provided that we achieve a distributable cash flow target set by the Compensation Committee. No such bonus was earned in respect of calendar year 2008. Prior to the Compensation Committee's determination of Mr. Hollister's awards for each of 2009, 2010 and 2011 under our general partner's Short-Term Incentive Plan, Mr. Hollister waived his annual contractual bonuses for those years. Under our general partner's short-term incentive plan, Mr. Hollister's 2009, 2010 and 2011 target awards were set at amounts that exceed his contractual bonus amount. The employment agreement provides that Mr. Hollister also is entitled to participate in the LTIP and in such other benefit plans and programs as our general partner may provide for its employees in general. The agreement includes a confidentiality provision which, subject to typical exceptions for requirement of law and public knowledge (other than as a result of unauthorized disclosure by Mr. Hollister), will continue for two years following Mr. Hollister's termination of employment. The agreement also includes non-competition provisions which continue during the term of the agreement and for a period of two years thereafter. Also see "Potential Payments upon a Change of Control or Termination" for a discussion of the provisions in Mr. Hollister's employment agreement, as amended, relating to termination, change of control and related payment obligations.

        Edward J. Faneuil is employed as Executive Vice President, General Counsel and Secretary pursuant to an employment agreement with our general partner. Mr. Faneuil's employment agreement became effective as of July 1, 2006 and pursuant to an amendment dated December 31, 2011, has been extended through December 31, 2014. In 2011, Mr. Faneuil's base salary was $376,000. Pursuant to the terms of his agreement, Mr. Faneuil's base salary is reviewed by the Compensation Committee at least annually. Mr. Faneuil also is entitled to receive bonuses in accordance with the then applicable short-term incentive plan as authorized by the Compensation Committee to be paid no later than March 15 of the calendar year immediately following the calendar year in which such bonuses are earned. Mr. Faneuil is eligible to participate in our general partner's health insurance, pension, 401(k) and other employee benefit plans and will also receive additional fringe benefits consistent with benefits previously provided to him under prior arrangements. Mr. Faneuil is eligible to participate in the LTIP on the same general basis as the other executive officers of our general partner. The agreement includes a confidentiality provision which, subject to typical exceptions for requirement of law and public knowledge (other than as a result of unauthorized disclosure by Mr. Faneuil), will continue for two years following Mr. Faneuil's termination of employment. The agreement also includes non-competition and non-solicitation provisions which continue during the term of the agreement and for a period of two years thereafter. Mr. Faneuil also has entered into deferred compensation agreements with each of our general partner and Alliance. See "—Deferred Compensation Agreements" below for a description of these non-qualified deferred compensation plans. Mr. Faneuil also has entered into a supplemental executive retirement plan ("SERP") agreement with our general partner to provide him with supplemental retirement benefits in consideration of past and future services provided by him and in recognition of his ineligibility to participate in our increased benefits program in connection with the freezing of benefits under the pension plan. See "—Supplemental Executive Retirement Plan Agreements" for a discussion of the provisions in Mr. Faneuil's SERP agreement. See "Potential Payments upon a Change of Control or Termination" for a discussion of the provisions in Mr. Faneuil's employment agreement, as amended, and in his amended and restated deferred compensation agreements relating to termination, change of control and related payment obligations.

        Charles A. Rudinsky, Executive Vice President and Chief Accounting Officer, is an at will employee and does not have an employment agreement with our general partner. In 2011, Mr. Rudinsky's base salary was $273,000. Mr. Rudinsky also has entered into a SERP agreement with our general partner to provide him with supplemental retirement benefits in consideration of past and future services provided by him and in recognition of his ineligibility to participate in our increased benefits program in connection with the freezing of benefits under the pension plan. See "—Supplemental Executive Retirement Plan Agreements" for a discussion of the provisions in Mr. Rudinsky's SERP agreement.

  Deferred Compensation Agreements

        On December 31, 2008, our general partner and Edward J. Faneuil entered into a deferred compensation agreement pursuant to which Mr. Faneuil will be subject to terms and conditions relating to confidential information, non-solicitation and non-competition, as provided therein (the "Global Deferred Compensation Agreement"). See "Potential Payments upon a Change of Control or Termination" for a discussion of the provisions in Mr. Faneuil's deferred compensation agreement relating to termination, change of control and related payment obligations.

        On September 23, 2009, Alliance and Mr. Faneuil entered into a deferred compensation agreement pursuant to which Mr. Faneuil will be subject to terms and conditions relating to confidential information, non-solicitation and non-competition, as provided therein (the "Alliance Deferred Compensation Agreement"). See "Potential Payments upon a Change of Control or Termination" for a discussion of the provisions in Mr. Faneuil's deferred compensation agreement relating to termination, change of control and related payment obligations.

  Supplemental Executive Retirement Agreements

        On December 31, 2009, our general partner entered into SERP agreements with each of Edward J. Faneuil and Charles A. Rudinsky. The value of the SERP benefits to be provided under the agreements, expressed as single lump sum payments, will be $159,355 for Mr. Faneuil and $277,318 for Mr. Rudinsky. Each of Messrs. Faneuil and Rudinsky will acquire a fully vested and nonforfeitable interest in his respective SERP benefit only to the extent he is continuously employed with our general partner from December 31, 2009 through the vesting dates set forth in his agreement, or if he dies or becomes Disabled (as such term is defined in the agreements) or if there is a Change of Control (as such term is defined in the agreements). See "Potential Payments upon a Change of Control or Termination" for a discussion of the provisions in Mr. Faneuil's and Mr. Rudinsky's SERP agreements relating to termination, change of control and related payment obligations.

  Supplemental Payments in lieu of Discretionary Non-Matching Contributions under the Partnership's 401(k) and Profit Sharing Plan

        As a result of the Partnership's acquisition of the membership interests in Alliance (the "Alliance Acquisition"), effective as of March 1, 2012, our general partner determined that it was unable to continue making certain non-matching contributions to the Partnership's 401(k) and Profit Sharing Plan on behalf of highly compensated employees (as such term is defined in Internal Revenue Code section 414(q)), including each of the named executive officers of our general partner. In connection with the termination of these non-matching payments, the Partnership intends to make one-time payments in the amounts of $15,000, $7,500, $15,000 and $15,000, respectively, to each of Messrs. Slifka, Hollister, Faneuil and Rudinsky.

Potential Payments upon a Change of Control or Termination

        The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change of control or termination of employment of each such named executive officer assuming a December 31, 2011 termination date. Because Eric Slifka's employment agreement with our general partner terminated on December 31, 2011 and he entered into a new employment agreement with our general partner effective January 1, 2012, we have used Mr. Slifka's current employment agreement. Amounts reflected in the table below with respect to LTIP awards were calculated based on the closing price of our common units of $21.87 per unit on December 31, 2011.

				Termination by general partner without Cause / Constructive Termination / Breach by general partner
Name	Change in Control ($)	Death ($)	Disability ($)	No Change in Control ($)	With a Change In Control ($)	Nonrenewal ($)
Eric Slifka(1)
Severance Amount	—	3,200,000	3,200,000	3,200,000	4,800,000	800,000
LTIP awards(5)	—	964,270	964,270	578,571	964,270	578,571
Fringe benefits	—	35,402	35,402	35,402	35,402	—
Life insurance benefits	—	210,000	—	—	—	—

Total	—	4,409,672	4,199,672	3,813,973	5,799,672	1,378,571
Thomas J. Hollister(2)
Severance Amount	—	—	—	1,156,000	1,831,000	—
LTIP awards(5)	674,996	674,996	674,996	674,996	674,996	—
Fringe benefits	—	—	—	55,002	55,002	—
Life insurance benefits	—	210,000	—	—	—	—

Total	674,996	884,996	674,996	1,885,998	2,560,998	—
Edward J. Faneuil(3)
Severance Amount	—	—	—	752,000	1,027,000	—
Deferred Compensation	1,830,203	1,830,203	1,830,203	—	—	—
SERP benefit	159,355	159,355	159,355	63,742	63,742	—
LTIP awards(5)	530,369	—	—	318,230	530,369	—
Fringe benefits	—	—	—	24,572	24,572	—
Life insurance benefits	—	210,000	—	—	—	—

Total	2,519,927	2,199,558	1,989,558	1,211,431	2,084,463	—
Charles A. Rudinsky(4)
SERP benefit	277,318	277,318	277,318	110,927	110,927	—
LTIP awards(5)	—	—	—	—	—	—
Life insurance benefits	—	350,000	—	—	—	—

Total	277,318	627,318	277,318	110,927	110,927	—

(1)
Eric Slifka

        Effective January 1, 2012, Mr. Slifka entered into a new employment agreement with our general partner for an initial term commencing January 1, 2012 and continuing through December 31, 2014. If such employment agreement had been in effect on December 31, 2011, under such employment agreement and assuming Mr. Slifka's employment was terminated on December 31, 2011 for any reason, he would have been entitled to receive (i) all amounts of his base salary due and owing up through the date of termination, (ii) any earned but unpaid bonus, (iii) all reimbursements of expenses appropriately and timely submitted, and (iv) any and all other amounts that may be due to him as of the date of termination (the "Accrued Obligations").

        If Mr. Slifka's employment had been terminated by death or "Disability" (defined below) on December 31, 2011, within 10 days following such termination he (or his estate) would have been entitled to receive in addition to any Accrued Obligations:

  (i)
  a lump sum payment of $1,600,000 (equal to his then base salary multiplied by 200%); plus

  (ii)
  a lump sum payment of $1,600,000 (equal to his target incentive amount under the short-term incentive plan multiplied by 200%); plus

  (iii)
  his interests in our general partner's long-term incentive plans, as described below.

        Additionally, our general partner would have continued the monthly payment of all group health and similar insurance premiums on behalf of his spouse and dependents for 24 months following the date of termination. For purposes of Mr. Slifka's employment agreement, "Disability" is defined as a physical or mental condition which (a) renders Mr. Slifka, with or without reasonable accommodation, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, results in Mr. Slifka receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of our general partner.

        Assuming Mr. Slifka's employment had been terminated by our general partner without cause or by Mr. Slifka for reasons constituting "Constructive Termination" (defined below) on December 31, 2011, within 10 days following such termination he would have been entitled to receive in addition to any Accrued Obligations:

  (i)
  a lump sum payment of $1,600,000 (an amount equal to his then base salary multiplied by 200%); provided, however, that the lump sum payment would be increased to $2,400,000 (an amount equal to his then base salary multiplied by 300%) if such termination were for reasons constituting Constructive Termination and such termination occurred within 12 months following a "Change in Control" (defined below); plus

  (ii)
  a lump sum payment of $1,600,000 (an amount equal to his target incentive amount under the then applicable Short-Term Incentive Plan multiplied by 200%); provided, however, that the lump sum payment would be increased to $2,400,000 (an amount equal to his target incentive amount under the then applicable Short-Term Incentive Plan multiplied by 300%) if such termination were for reasons constituting Constructive Termination and such termination occurred within 12 months following a "Change in Control" (defined below); plus

  (iii)
  his interests in our general partner's long-term incentive plans, as described below.

        Also, our general partner would have continued the monthly payment of all group health and similar insurance premiums on behalf of Mr. Slifka's spouse and dependents for 24 months following the date of termination. For purposes of Mr. Slifka's employment agreement, "Constructive Termination" means termination of employment as a result of (a) any substantial diminution, without Mr. Slifka's written consent, in his working conditions consisting of (i) a material reduction in his duties and responsibilities, (ii) any change in the reporting structure so that he no longer reports solely to our Board of Directors, or (iii) a relocation of his place of work further than forty (40) miles from Waltham, Massachusetts, or (b) an uncured breach by the General Partner of a material provision of the employment agreement, as amended. Pursuant to Mr. Slifka's employment agreement, a "Change in Control" would be deemed to have occurred upon (1) the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly) acquires ownership of the membership interests of our general partner that, together with the membership interests of our general partner already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the membership interests of our general partner; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of the membership interests of our general partner, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control; (2) a consolidation or merger (in one transaction or a series of related transactions) of our general partner pursuant to which the holders of our general partner's equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (3) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our business and/or assets to a person other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly.

        With respect to Mr. Slifka's interests in our general partner's long-term incentive plans:

  (i)
  Assuming, at December 31, 2011, that Mr. Slifka's employment had been terminated for death or Disability, or by our general partner without Cause or by Mr. Slifka for Constructive Termination, in either case within twelve months following a Change in Control, then all outstanding and unvested phantom units that were granted to Mr. Slifka under our LTIP on February 5, 2009 automatically would become fully vested without regard to the achievement of the performance goal provided in the grant. Using the closing market price of $21.87 per unit at December 31, 2011, the fair value of these phantom units would have been $964,270. There were no DERs associated with the February 5, 2009 grant.

  (ii)
  Assuming, at December 31, 2011, that Mr. Slifka's employment had been terminated by our general partner without Cause or by Mr. Slifka for Constructive Termination, but such termination did not occur within twelve months following a Change in Control, then because Mr. Slifka was employed by our general partner for three years of the five year vesting period for his February 5, 2009 LTIP award, he would become fully vested in 3/5 of the then outstanding and unvested phantom units granted to him, or 26,455 phantom units, automatically without regard to the achievement of the performance goal provided in the grant. Using the closing market price of $21.87 per unit at December 31, 2011, the fair value of these phantom units would have been $578,571. There were no DERs associated with the February 5, 2009 grant.

        In the event of termination for "Cause" (defined below), assuming a termination date of December 31, 2011 Mr. Slifka would have been entitled to receive the Accrued Obligations only. For purposes of Mr. Slifka's employment agreement, "Cause" is defined as (a) engaging in gross negligence or willful misconduct in the performance of duties, (b) committing an act of fraud, embezzlement or willful breach of a fiduciary duty to us including our general partner and any of our subsidiaries (including the unauthorized disclosure of any of our material secret, confidential and/or proprietary information, knowledge or data), (c) being convicted of a crime involving fraud, dishonesty or moral turpitude or any felony, or (d) breaching any material provision of the employment agreement.

        If Mr. Slifka's employment agreement had not been renewed by our general partner effective January 1, 2012 and he did not continue to serve as our general partner's President and Chief Executive Officer following the expiration of the then current term of his employment agreement, he would have been entitled to be paid a lump sum payment equal to 100% of his then base salary plus a proportionate amount of the then outstanding and unvested phantom units awarded to him under our LTIP on February 5, 2009 plus any Accrued Obligations. For purposes of the above table we have assumed that Mr. Slifka's employment agreement was due to be renewed as of December 31, 2011 and we used Mr. Slifka's current base salary.

(2)
Thomas J. Hollister

        The employment agreement between our general partner and Mr. Hollister provides, upon termination of his employment for any reason, that Mr. Hollister will receive payment through the date of termination of his employment of (i) any earned, but unpaid, base salary as then in effect, (ii) all earned, but unpaid, bonuses, and (iii) all accrued vacation, expense reimbursements and other benefits (other than severance benefits, except as provided below) due Mr. Hollister in accordance with the established plans and policies of our general partner or applicable law (the "Accrued Obligations").

        In the event of a change in control (defined below), Mr. Hollister's employment agreement provides for accelerated vesting on any and all outstanding Partnership options, restricted units, phantom units, unit appreciation rights and other similar rights (under the LTIP or otherwise) held by him as in effect on the date of termination. The Compensation Committee granted to Mr. Hollister 61,728 phantom units (without DERs) on February 5, 2009, 15,432 of which vested and were paid to Mr. Hollister in August 2009 and another 15,432 of which vested and were paid to Mr. Hollister in February 2011. No other such options, restricted units, phantom units, unit appreciation rights and other similar rights had been granted to Mr. Hollister as of December 31, 2011. Assuming a change of control event (as defined in the grant) had occurred on December 31, 2011, all outstanding and unvested phantom units that were granted to Mr. Hollister on February 5, 2009 automatically would become fully vested. Using the closing market price of $21.87 per unit at December 31, 2011, the fair value of the February 5, 2009 awarded phantom units would have been $674,996. Pursuant to Mr. Hollister's employment agreement, a "change in control" is deemed to occur on the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly) acquires ownership of the membership interests of our general partner that, together with the membership interests of our general partner already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of our general partner.

        Assuming Mr. Hollister's employment had been terminated on December 31, 2011 by our general partner for "Cause" (defined below) or by Mr. Hollister voluntarily (for reasons other than Constructive Termination), then following such termination Mr. Hollister (or his estate, if applicable) would have been entitled to the Accrued Obligations. For purposes of Mr. Hollister's employment agreement, "Cause" is defined as (1) engaging in gross negligence or willful misconduct in the performance of duties, (2) committing an act of fraud, embezzlement or willful breach of a fiduciary duty to us including our general partner and any of our subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company or any of its subsidiaries), (3) being convicted of (or pleading no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony, or (4) an uncured breach of any material provision of the agreement.

        Assuming Mr. Hollister's employment had been terminated on December 31, 2011 by reason of Mr. Hollister's death or "Disability" (defined below), then following such termination Mr. Hollister (or his estate, if applicable) would have been entitled to the Accrued Obligations plus accelerated vesting of all outstanding and unvested phantom units that were granted to Mr. Hollister on February 5, 2009. Using the closing market price of $21.87 per unit at December 31, 2011, the fair value of the February 5, 2009 awarded phantom units would have been $674,996. Pursuant to Mr. Hollister's employment agreement, "Disability" means a physical or mental disability or impairment which renders

Mr. Hollister unable, with or without reasonable accommodation, to perform the essential functions of his duties for a period of at least 90 consecutive days and, following the expiration of the initial 90-day period, a medical doctor or other appropriate health care provider, in either case selected solely by our general partner, has delivered an opinion to our general partner that such physical or mental disability or impairment is expected to continue for at least an additional 90 consecutive days.

        Assuming Mr. Hollister's employment had been terminated on December 31, 2011 by our general partner without Cause, or by Mr. Hollister for reasons constituting "Constructive Termination" (defined below), Mr. Hollister would have been entitled to receive a severance payment in an amount equal to the sum of (i) twice his then base salary ($1,156,000), plus (ii) if such termination had occurred within 12 months following a Change in Control, an additional amount equal to twice his target incentive amount under the applicable short-term incentive for the fiscal year 2011 ($675,000), for a total severance amount of $1,831,000. Such severance payment would be payable monthly in 24 equal installments. During such severance payment payout period, Mr. Hollister would remain eligible to participate in our general partner's health insurance, pension, 401(k) and other employee benefit plans in accordance with our general partner's policies and on the same general basis as other employees. Additionally, in the absence of any Change in Control, all of the outstanding and unvested phantom units that were granted to Mr. Hollister on February 5, 2009 would automatically vest. Using the closing market price of $21.87 per unit at December 31, 2011, the fair value of the February 5, 2009 awarded phantom units would have been $674,996. Mr. Hollister's employment agreement defines "Constructive Termination" as the termination of employment by Mr. Hollister as a result of (i) an uncured breach by the General Partner of a material provision of the employment agreement, as amended, (ii) the failure of any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of our business and/or assets to expressly assume and agree to perform the employment agreement, as amended or (iii) any material diminution, without Mr. Hollister's written consent, in his working conditions consisting of (a) a material reduction in his duties and responsibilities as the Chief Operating Officer or Chief Financial Officer, (b) any change in the reporting structure so that he no longer reports to the President or Chief Executive Officer of our general partner, or (c) a relocation of his place of work further than 40 miles from Waltham, Massachusetts. Assuming a December 31, 2011 termination date, in the event Mr. Hollister elected to terminate his employment for constructive termination at any time within three months before a change in control and 12 months after a change in control, then in addition to the foregoing severance and benefits Mr. Hollister also would have been entitled to the accelerated vesting provisions described above.

        Our general partner is obligated to reimburse Mr. Hollister for any and all federal excise taxes and penalties (other than penalties imposed as a result of Mr. Hollister's actions), and any taxes imposed upon such reimbursement amounts, including, but not limited to, any federal, state and local income taxes, employment taxes, and other taxes, if any, which may become due pursuant to the application of Sections 4999 and/or 409A of the Internal Revenue Code of 1986 (the "Internal Revenue Code") on any payments to Mr. Hollister in connection with the employment agreement, as amended.

(3)
Edward J. Faneuil

        The employment agreement between our general partner and Mr. Faneuil, as amended, provides that, upon termination of his employment for any reason, Mr. Faneuil will receive payment through the date of termination of his employment of (i) any earned, but unpaid, base salary as then in effect, (ii) all earned, but unpaid, bonuses, and (iii) all accrued vacation, expense reimbursements and other benefits (other than severance benefits, except as provided below) due Mr. Faneuil in accordance with the established plans and policies of our general partner or applicable law (the "Accrued Obligations").

        In the event of a change in control (defined below), Mr. Faneuil's employment agreement provides for accelerated vesting on any and all outstanding Partnership options, restricted units, phantom units, unit appreciation rights and other similar rights (under the LTIP or otherwise) held by him as in effect on the date of termination. The Compensation Committee granted to Mr. Faneuil 48,501 phantom units (without DERs) on February 5, 2009, 12,125 of which vested and were paid to Mr. Faneuil in August 2009 and another 12,125 of which vested and were paid to Mr. Faneuil in February 2011. No other such options, restricted units, phantom units, unit appreciation rights and other similar rights had been granted to Mr. Faneuil as of December 31, 2011. Assuming a change of control event (as defined in the grant) had occurred on December 31, 2011, all outstanding and unvested phantom units and associated DERs that were granted to Mr. Faneuil on February 5, 2009 automatically would become fully vested. Using the closing market price of $21.87 per unit at December 31, 2011, the fair value of the February 5, 2009 awarded phantom units would have been $530,369. Pursuant to Mr. Faneuil's employment agreement, a "change in control" is deemed to occur on the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly) acquires ownership of the membership interests of our general partner that, together with the membership interests of our general partner already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of our general partner.

        Assuming Mr. Faneuil's employment had been terminated on December 31, 2011 (i) by our general partner for "Cause" (defined below), (ii) by Mr. Faneuil voluntarily (for reasons other than Constructive Termination), or (iii) by reason of Mr. Faneuil's death, then following such termination Mr. Faneuil (or his estate, if applicable) would have been entitled to the Accrued Obligations. For purposes of Mr. Faneuil's employment agreement, "Cause" is defined as (1) engaging in gross negligence or willful misconduct in the performance of duties, (2) committing an act of fraud, embezzlement or willful breach of a fiduciary duty to us including our general partner and any of our subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company or any of its subsidiaries), (3) being convicted of (or pleading no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony, or (4) an uncured breach of any material provision of the agreement.

        Assuming Mr. Faneuil's employment had been terminated on December 31, 2011 by our general partner without Cause, or by Mr. Faneuil for reasons constituting "Constructive Termination" (defined below), Mr. Faneuil would have been entitled to receive a severance payment in an amount equal to the sum of (i) twice his then base salary ($752,000), plus (ii) if such termination had occurred within 12 months following a Change in Control, an additional amount equal to twice his target incentive amount under the then applicable short-term incentive for the fiscal year ($275,000), for a total severance amount of $1,027,000. Such severance payment would be payable monthly in 24 equal installments. In addition, the General Partner would provide health care continuation coverage benefits to Mr. Faneuil pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and would continue to pay the applicable percentage of the medical insurance premium that it pays for active employees during the applicable COBRA coverage period. Mr. Faneuil's employment agreement defines "Constructive Termination" as the termination of employment by Mr. Faneuil as a result of (i) an uncured breach by the General Partner of a material provision of the employment agreement, as amended, (ii) the failure of any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of our business and/or assets to expressly assume and agree to perform the employment agreement, as amended or (iii) any material diminution, without Mr. Faneuil's written consent, in his working conditions consisting of (a) a material reduction in his duties and responsibilities as the Executive Vice-President and General Counsel, (b) any change in the reporting structure so that he no longer reports to the President or Chief Executive Officer of our general partner, or (c) a relocation of his place of work further than 40 miles from Waltham, Massachusetts. For purposes of Mr. Faneuil's employment agreement, however, Constructive Termination does not include a change in reporting structure as a result of our general partner becoming a subsidiary of an unrelated entity, including, without limitation, a change whereby Mr. Faneuil is not the chief legal officer or general counsel of the acquiring or parent entity or must report to the chief legal officer or general counsel of a currently unaffiliated parent corporation or entity. Assuming a December 31, 2011 termination date, in the event Mr. Faneuil elected to terminate his employment for constructive termination at any time within three months before a change in control and 12 months after a change in control, then in addition to the foregoing severance Mr. Faneuil also would have been entitled to the accelerated vesting provisions described above.

        Our general partner and Mr. Faneuil also entered into the Global Deferred Compensation Plan, pursuant to which Mr. Faneuil will be paid the sum of $70,000 per year (the "Global Deferred Compensation") in equal monthly installments of $5,833.33 on the first business day of each month for 15 years (180 months) commencing on the earlier of: (i) August 1, 2014, and (ii) the first business day of the month following Mr. Faneuil's "separation from service" (as defined in the Code) with our general partner for reasons other than "Cause" (as defined in the deferred compensation agreement), subject to earlier termination as provided in the agreement. In the event of an unforeseeable emergency as referenced in the deferred compensation agreement, our general partner will pay Mr. Faneuil within 15 days of the occurrence of the unforeseeable emergency the maximum amount allowable in a lump sum promptly following the occurrence of such unforeseeable emergency. The Global Deferred Compensation will be forfeited in its entirety in the event that our general partner terminates Mr. Faneuil's employment prior to August 1, 2014 for Cause or Mr. Faneuil terminates his employment for any reason other than death, disability or a Change in Control (as defined below). On and after the date on which Global Deferred Compensation payments commence, our general partner may terminate its obligations under the deferred compensation agreement for Cause or if our general partner subsequently determines within 18 months of Mr. Faneuil's termination that circumstances which would give rise to a for Cause termination of Mr. Faneuil otherwise existed at the time of his earlier termination. In the event of Mr. Faneuil's death prior to his receiving any or all of the aggregate amount of the Global Deferred Compensation (including the event of Mr. Faneuil's death before August 1, 2014), our general partner will pay Mr. Faneuil's beneficiary within 60 days of the date of his death a single lump sum payment in an amount equal to the present value of the remaining payments that would have been paid to Mr. Faneuil. If there is a Change in Control or Mr. Faneuil is determined to have become disabled prior to his receiving any or all of the aggregate amount of the Global Deferred Compensation (including if the Change of Control occurred or the determination that Mr. Faneuil became disabled were made before August 1, 2014), our general partner will pay to Mr. Faneuil within 60 days of the effective date of the Change in Control or the determination that Mr. Faneuil became disabled a single lump sum payment in an amount equal to the present value of the remaining payments that would have been paid to him had the Change in Control not occurred or had Mr. Faneuil not become disabled. For purposes of the Global Deferred Compensation Agreement, "Cause", as defined in the deferred compensation agreement, means (a) any uncured material breach by Mr. Faneuil of his obligations under the Global Deferred Compensation Agreement, (b) any breach by Mr. Faneuil of his confidentiality, non-competition and non-solicitation obligations set forth on Exhibit "A" to the Global Deferred Compensation Agreement or included in his employment agreement with our general partner, (c) engagement in gross negligence or willful misconduct in the performance of his duties, (d) a conviction or plea of no contest to a crime involving fraud, dishonesty or moral turpitude or any felony, or (e) the commission of an act of embezzlement or willful breach of a fiduciary duty to our general partner, the Partnership or any of its Affiliates.

        Alliance and Mr. Faneuil also entered into the Alliance Deferred Compensation Agreement, the terms of which, including, without limitation, the payment terms thereunder, are on the same terms as those of the Global Deferred Compensation Agreement. Accordingly, the various scenarios involving a change of control or termination of employment under the Alliance Deferred Compensation Agreement are identical to those described above with respect to the Global Deferred Compensation Agreement.

        Mr. Faneuil entered into a SERP agreement with our general partner on December 31, 2009. The value of the benefit to be provided under the SERP agreement, expressed as a single lump sum payment, is $159,355. Mr. Faneuil will acquire a fully vested and nonforfeitable interest in his SERP benefit only to the extent he is continuously employed with our general partner from December 31, 2009 through the vesting dates set forth in his SERP agreement, or if he dies or becomes Disabled (as such term is defined in the SERP agreement) after December 31, 2009 while employed with our general partner or if there is a Change in Control (as such term is defined in the SERP agreement).

        Our general partner is obligated to reimburse Mr. Faneuil for any and all federal excise taxes and penalties (other than penalties imposed as a result of Mr. Faneuil's actions), and any taxes imposed upon such reimbursement amounts, including, but not limited to, any federal, state and local income taxes, employment taxes, and other taxes, if any, which may become due pursuant to the application of Sections 4999 and/or 409A of the Code on any payments to Mr. Faneuil in connection with the employment agreement, as amended. Mr. Faneuil and our general partner have agreed to reform any provision of the deferred compensation agreement, as amended, between them in a manner mutually agreeable to avoid imposition of any additional tax under the provisions of Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements.

(4)
Charles A. Rudinsky

        Mr. Rudinsky entered into a SERP agreement with our general partner on December 31, 2009. The value of the benefit to be provided under this SERP agreement, expressed as a single lump sum payment, is $277,318. Mr. Rudinsky will acquire a fully vested and nonforfeitable interest in his SERP benefit only to the extent he is continuously employed with our general partner from December 31, 2009 through the vesting dates set forth in his SERP agreement, or if he dies or becomes Disabled (as such term is defined in the SERP agreement) after December 31, 2009 while employed with our general partner or if there is a Change in Control (as such term is defined in the SERP agreement).

(5)
LTIP Awards

        On February 5, 2009, the Compensation Committee made grants of 88,183, 61,728, 48,501 and 17,637 phantom units under the LTIP, respectively, to Messrs. Eric Slifka, Hollister, Faneuil and Rudinsky. Upon a change of control event (as defined in the grant, as amended), all outstanding phantom units that were granted on February 5, 2009 to Messrs. Slifka, Hollister and Faneuil only and that have not otherwise vested automatically will become fully vested (in the case of the phantom units awarded to Mr. Slifka, without regard to the achievement of the performance goal.). See "Elements of Compensation—Long-Term Incentive Plans" for information regarding performance restrictions and additional vesting terms.

Other Benefits

Pension Benefits

        The table below sets forth information regarding the present value as of December 31, 2011 of the accumulated benefits of our named executive officers under the Global Partners LP Pension Plan, Supplemental Executive Retirement Agreements and, with respect to Mr. Faneuil, the Global and Alliance Deferred Compensation Agreements. Amounts with respect to the Global and Alliance Deferred Compensation Plans are reflected in the table below because they represent a fixed entitlement.

Pension Benefits at December 31, 2011

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
Eric Slifka	(1)	23	232,934	—
Thomas J. Hollister	(1)	4	87,255	—
Edward J. Faneuil	(1)	19	479,628	—
Edward J. Faneuil	(2)	n/a	157,458	—
Edward J. Faneuil	(3)	n/a	915,102	—
Edward J. Faneuil	(4)	n/a	915,102	—
Charles A. Rudinsky(5)	(1)	26	870,198	—
Charles A. Rudinsky	(2)	n/a	277,041	—

(1)
Global Partners LP Pension Plan

(2)
Supplemental Executive Retirement Agreement

(3)
Global Deferred Compensation Agreement

(4)
Alliance Deferred Compensation Agreement

(5)
From 1984 through 1988, Mr. Rudinsky was employed by National Petroleum Corporation, Inc. In 1988, a predecessor of the Partnership acquired all of the outstanding capital stock of National Petroleum Corporation, Inc. and Mr. Rudinsky became an employee of said predecessor of the Partnership. In connection with this acquisition, and for purposes of the Global Partners LP Pension Plan, Mr. Rudinsky was credited with four additional years of service for the period from 1984 through 1988.

Global Partners LP Pension Plan

        All employees who (1) are 21 years of age or older, (2) are not covered by a collective bargaining agreement providing for union pension benefits, (3) have been employed by our predecessor, our general partner or one of our operating subsidiaries for one year prior to enrollment in the Pension Plan and (4) have worked for our predecessor, our general partner or one of our operating subsidiaries at least 1,000 hours during the applicable plan year are eligible to participate in the Global Partners LP Pension Plan (the "Pension Plan"). An employee is fully vested in benefits under the Pension Plan after completing five years of service or upon termination due to death, disability or retirement. When an employee retires at age 65, the employee can elect to receive either a lump sum distribution or monthly benefit payments under the Pension Plan equal to (1) 23% of the employee's average monthly compensation for the five consecutive calendar years during which the employee received the highest amount of pay ("Average Compensation") plus (2) 19.5% of the employee's Average Compensation in excess of his monthly "covered compensation" for Social Security purposes, as provided in the Pension Plan. However, if an employee completes less than 30 years of service on his termination at or after reaching age 65, the monthly benefit will be reduced by 1/30th for each year less than 30 years completed by the employee. If an employee is terminated before age 65, his benefit beginning at age 65 would be based on his Average Compensation multiplied by a fraction, the numerator of which is a number of years of service at termination (not to exceed 30) and the denominator of which is the number of years such employee would have served (not to exceed 30) had he stayed until age 65. An employee who is terminated after completing at least five years of service will be eligible for an early retirement benefit determined as described in the preceding sentence at any time after attaining age 60. Effective December 31, 2009, the Pension Plan was amended to freeze participation in and benefit accruals under the Pension Plan.

        The following table sets forth the estimated annual pension benefits payable upon retirement under the Global Partners LP Pension Plan formula to persons in the specified compensation and years of service classifications:

	Estimated Annual Pension for Representative Years of Credited Service
Highest Consecutive 5-Year Average Compensation $	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years & Over
	$	$	$	$	$	$
125,000	6,924	13,849	20,773	27,697	34,621	41,546
150,000	8,695	17,390	26,085	34,780	43,475	52,171
175,000	10,466	20,932	31,398	41,864	52,330	62,796
200,000	12,237	24,474	36,710	48,947	61,184	73,421
225,000	14,008	28,015	42,023	56,030	70,038	84,046
245,000 and above	15,424	39,849	46,273	61,697	77,121	92,546

        Benefits under the formula are based upon the employee's highest consecutive five-year average compensation and are not subject to offset for social security benefits. Compensation for such purposes means compensation including overtime, but excluding bonuses, commissions, any program of deferred compensation, employee benefits, moving expense, transportation allowances, salary continuation, and additional forms of remuneration.

Supplemental Executive Retirement Agreements

        For a description of the benefits provided to Messrs. Faneuil and Rudinsky pursuant to their Supplemental Executive Retirement Plans, please see "Employment and Related Agreements—Supplemental Executive Retirement Agreements."

Global and Alliance Deferred Compensation Agreements

        For a description of the deferred compensation arrangements provided to Mr. Faneuil pursuant to the Global Deferred Compensation Plan and the Alliance Deferred Compensation Plan, please see "Employment and Related Agreements—Deferred Compensation Agreements."

401(k) Savings and Profit Sharing

        The 401(k) Savings and Profit Sharing Plan permits all eligible employees to make voluntary pre-tax contributions to the plan, subject to applicable tax limitations. Effective January 1, 2010, our general partner may make a discretionary matching contribution to the plan for each eligible employee equal to 50% of each employee's contribution, up to a maximum contribution of 4% of the employee's pre-tax annual compensation, subject to certain limitations under federal law. Certain participants who are not highly compensated employees (as such term is defined in Internal Revenue Code section 414(q)) are also eligible for non-matching employer contributions equal to 1% or 2% of compensation, based on satisfaction of a service requirement or other factors. Eligible employees may elect to contribute up to 60% of their compensation to the plan for each plan year. Employee contributions are subject to annual dollar limitations, which are periodically adjusted by the cost of living index. Participants in the plan are always fully vested in any matching contributions under the plan; however, additional discretionary contributions are subject to a vesting schedule ranging from two to six years. The plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions, if any, will be deductible when made.

Compensation of Directors

        The following table sets forth (i) certain information concerning the compensation earned by our directors in 2011, and (ii) the aggregate amounts of stock awards and option awards, if any, held by each director at the end of the last fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Alfred Slifka	62,000	—	62,000
Richard Slifka	61,000	—	61,000
Eric Slifka(1)	—	—	—
Thomas J. Hollister(1)	—	—	—
Robert J. McCool	90,000	—	90,000
David McKown	90,000	—	90,000
Kenneth I. Watchmaker	97,500	—	97,500

(1)
Mr. Eric Slifka and Mr. Hollister, as executive officers of our general partner, are otherwise compensated for their services and therefore receive no separate compensation for their service as directors.

        Employees of our general partner who also serve as directors do not receive additional compensation. In 2011, directors who are not employees of our general partner (1) received: (a) $50,000 annual cash retainer; (b) $1,000 for each meeting of the board of directors attended; (c) $2,000 for each audit committee meeting attended (limited to payment for one committee meeting per day); and (d) $1,000 for each committee meeting other than the audit committee meeting attended (limited to payment for one committee meeting per day), and (2) are eligible to participate in the LTIP. In 2011, the chair of the audit committee received an additional $7,500.

        Each director also is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

 APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR
APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

        We may ask our common unitholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the Restated LTIP, which we refer to as the Adjournment Proposal. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the Restated LTIP. If our common unitholders approve the Adjournment Proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our common unitholders who have previously voted against adoption of the Restated LTIP.

Vote Required

        The approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting is required to approve the Adjournment Proposal. Accordingly, abstentions will have no impact on the outcome of the Adjournment Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) "FOR" approval of the Adjournment Proposal. Common unitholders who hold their shares in "street name" and do not give instructions to their brokerage firm or other nominee will not be considered present at the special meeting, but the failure to provide instructions will have no effect on the outcome of the Adjournment Proposal.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE SPECIAL MEETING

Time and Place

        The special meeting will be held on June 22, 2012, beginning at 11:00 a.m., Eastern Time, at The Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts 02451.

Purpose

        At the special meeting, our common unitholders will act upon the following proposals:

  •
  a proposal to approve an amendment and restatement of the LTIP, which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the amendment and restatement of the LTIP, a total of 4,300,000 common units are available for delivery with respect to awards under the LTIP; and

  •
  a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Restated LTIP.

Record Date

        Our general partner has fixed the close of business on May 14, 2012 as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. A complete list of such common unitholders will be available for inspection in our offices at 800 South Street, P.O. Box 9161, Waltham, MA 02454-9161, during normal business hours upon written demand by any holder of our common units.

Holders Entitled to Vote

        All unitholders who owned our common units at the close of business on the record date, May 14, 2012, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

        Each unitholder is entitled to one vote for each common unit owned on all matters to be considered. On May 14, 2012, 27,430,563 common units were issued and outstanding.

Quorum

        If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, that will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

  •
  are present and vote in person at the meeting; or

  •
  have submitted a properly executed proxy.

        Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in "street name" indicating that the broker does not have discretionary authority as to certain common units to vote on the proposals (a "broker non-vote"), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

 Vote Required

        Under the NYSE Manual, the Restated LTIP requires the approval of a majority of the votes cast by our common unitholders, provided that the total votes cast on the LTIP Proposal represent more than 50% of all common units entitled to vote. Votes "for" and "against" and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes "for," plus votes "against," plus abstentions in respect of the LTIP Proposal, which is referred to as the "NYSE Votes Cast," must be greater than 50% of the total number of our outstanding common units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast "for" the LTIP Proposal must represent a majority of the NYSE Votes Cast in respect of the LTIP Proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the LTIP Proposal.

        The proxy provides common unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not be effective unless approved by the common unitholders.

        Approval of the Adjournment Proposal requires the approval of a majority of the votes cast of the outstanding common units represented either in person or by proxy at the special meeting.

        A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) "FOR" the LTIP Proposal and "FOR" the Adjournment Proposal.

Revocation of Proxies

        If you are a unitholder of record, you may change your vote at any time before the voting polls close by:

  •
  submitting a proxy with new voting instructions using the Internet or telephone voting system at any time prior to 11:59 p.m. Eastern Time on June 21, 2012;

  •
  delivering a later-dated, executed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219;

  •
  delivering a written notice of revocation of your proxy to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219; or

  •
  attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

        If you are a beneficial owner of common units held in street name and you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a "legal" proxy from your broker or other nominee.

Solicitation

        The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by employees of our General Partner, without additional remuneration, by mail, phone, fax or in person. We will also request brokerage firms and other nominees to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your common units electronically, via the Internet or by telephone, or by signing and returning the enclosed proxy card will help to avoid additional expense. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees paid to Morrow & Co., LLC are expected to be $6,500, plus reimbursement of its reasonable costs.

Adjournment

        We may adjourn the special meeting to another date and/or place for any proper purpose, including, without limitation, for the purpose of soliciting additional proxies if there are not sufficient votes in favor of the LTIP Proposal. In addition, our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

No Common Unitholder Proposals

        Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at this meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding common units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners' limited liability under the Delaware Revised Uniform Limited Partnership Act ("Delaware Act") or the law of any other state in which we are qualified to do business.

Dissenters' Rights

        We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters' rights are not available to our common unitholders with respect to the LTIP Proposal.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC's website at www.sec.gov. Our common units are listed on the New York Stock Exchange under the ticker symbol "GLP". Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our investor relations firm, Sharon Merrill Associates, Inc. at 617-542-5300 or by writing to 77 Franklin St., Boston, MA 02110, or GLP@investorrelations.com. Our filings are also available on our website at http://www.globalp.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE UNITHOLDERS MEETING
TO BE HELD ON JUNE 22, 2012

The Notice of Special Meeting of Common Unitholders, the Proxy Statement for the Special Meeting of
Common Unitholders and the Annual Report on Form 10-K for the year ended December 31, 2011 are available at 800 South Street, P.O. Box 9161, Waltham, MA 02454-9161.

EXHIBIT A

GLOBAL PARTNERS LP
LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective June 22, 2012)

SECTION 1.  Purpose of the Plan.

        The Global Partners LP Long-Term Incentive Plan (the "Plan") is intended to promote the interests of Global Partners LP, a Delaware limited partnership (the "Company"), by providing to Employees, Consultants and Directors incentive compensation Awards for superior performance that are based on Units. The Plan is also intended to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage those individuals to devote their best efforts to advancing the business of the Company. The Plan is hereby amended and restated in its entirety as of June 22, 2012 (the "Effective Date") to incorporate prior amendments to the Plan and to make certain other changes.

SECTION 2.  Definitions.

        As used in the Plan, the following terms shall have the meanings set forth below:

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "ASC Topic 718" means Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor accounting standard.

        "Award" means an Option, UAR, Restricted Unit, Phantom Unit, Unit Award or Substitute Award granted under the Plan, and shall include any tandem DERs granted with respect to Phantom Unit.

        "Award Agreement" means the written or electronic agreement by which an Award shall be evidenced.

        "Board" means the Board of Directors of the General Partner.

        "Change of Control" shall have the meaning assigned to such term in the applicable Award Agreement; provided, however, that if the applicable Award Agreement does not define the term "Change of Control" (or a similar term), then "Change of Control" means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the General Partner to any Person and/or its Affiliates, other than to the Company, the General Partner and/or any of their Affiliates; (ii) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the General Partner cease to be owned by the Persons (including Affiliates thereof) who own such interests as of the effective date of the initial public offering of Units; or (iii) the General Partner (or one of its Affiliates) ceasing to be the general partner of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committee" means the Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan.

        "Consultant" means an independent contractor, other than a Director, who performs services for the benefit of the Company or an Affiliate of the Company.

        "DER" means a distribution equivalent right, representing a contingent right, granted in tandem with a Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Company with respect to a Unit during the period such tandem Phantom Unit is outstanding.

        "Director" means a member of the Board who is not an Employee.

        "Employee" means any employee of the Company or an employee of an Affiliate who performs services for the benefit of the Company or an Affiliate of the Company.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, as of any given date, the closing sales price of a Unit on such date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) on the New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Units are listed or on an inter-dealer quotation system, in any case, as reported in The Wall Street Journal (or other reporting service approved by the Committee). Notwithstanding the foregoing, in the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee and, to the extent applicable, in compliance with Section 409A.

        "General Partner" means Global GP LLC, the general partner of the Company.

        "Option" means an option to purchase Units granted under the Plan.

        "Participant" means any Employee, Consultant or Director granted an Award under the Plan.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Phantom Unit" means a phantom (notional) Unit granted under the Plan that, to the extent vested, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

        "Restricted Period" means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

        "Restricted Unit" means a Unit granted under the Plan that is subject to a Restricted Period.

        "Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

        "SEC" means the Securities and Exchange Commission, or any successor thereto.

        "Section 409A" means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

        "Substitute Award" means an Award granted pursuant to Section 6(f) of the Plan.

        "Unit" means a common unit of the Company.

        "UDR" means a unit distribution right, granted in tandem with a Restricted Unit, representing the right to receive distributions made by the Company with respect to such Restricted Unit.

        "Unit Appreciation Right" or "UAR" means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a Unit on the exercise date over the exercise price established for such Unit Appreciation Right. Such excess shall be paid in Units or in cash as set forth in the applicable Award Agreement.

        "Unit Award" means a grant of a Unit that is not subject to a Restricted Period.

SECTION 3.  Administration.

        (a)    General.    The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be vested, settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. In addition to the foregoing, the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award.

        (b)    Limitation of Liability.    The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to such member by any officer or Employee of the General Partner, the Company or any of their respective Affiliates, the General Partner's or the Company's legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or Employee of the General Partner, the Company or any of their respective Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the General Partner with respect to any such action or determination.

        (c)    Prohibition on Repricing of Awards.    Subject to the provisions of Section 4(c) hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company's unitholders so as to (i) reduce the per Unit exercise price of any outstanding Options or Unit Appreciation Rights, (ii) cancel any outstanding Options or Unit Appreciation Rights in exchange for cash or other Awards when the Option or Unit Appreciation Right price per Unit exceeds the Fair Market Value of the underlying Units or (iii) otherwise reprice any Option or Unit Appreciation Right. Subject to Section 4(c), Section 7(c) and Section 8(l), the Committee shall have the authority, without the approval of the unitholders of the Company, to amend any outstanding Award to increase the per Unit exercise price of any outstanding Options or Unit Appreciation Rights or to cancel and replace any outstanding Options or Unit Appreciation Rights with the grant of Options or Unit Appreciation Rights having a per Unit exercise price that is greater than or equal to the per Unit exercise price of the original Options or Unit Appreciation Rights.

SECTION 4.  Units.

        (a)    Limits on Units Deliverable.    Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered with respect to Awards under the Plan is 4,300,000; provided, however, that if any Award terminates or is canceled prior to and without delivery of Units or if an Award is forfeited (including the forfeiture of Restricted Units) without the delivery of Units, then the Units covered by such Award, to the extent of such termination, cancellation, or forfeiture shall again be Units with respect to which Awards may be granted. Units withheld from an Award to either satisfy the exercise or other purchase price of an Award or the tax withholding obligations of the General Partner or one of its Affiliates with respect to such Award, such Units shall again be available for future delivery pursuant to other Awards granted under the Plan. Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that may be granted under the Plan and paid in cash, and any Units allocated to an Award payable in cash or Units shall, to the extent paid in cash, be again available for delivery under the Plan with respect to other Awards. With respect to UARs, the Company shall initially allocate the full number of Units subject to the UAR, and shall, upon settlement of the UAR, add back to the number of Units available under the Plan, the excess of (i) the number of Units initially allocated with respect to the UAR over (ii) the number of Units, if any, delivered in settlement of the UAR.

        (b)    Sources of Units Deliverable Under Awards.    Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market or from any Affiliate or any other Person, Units otherwise issuable by the Company, or any combination of the foregoing, as determined by the Committee in its sole discretion.

        (c)    Adjustments.    In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, Change of Control, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award, (iv) any other terms, conditions or limitations applicable to Awards (including, without limitation, any applicable performance targets or criteria with respect thereto) and/or (v) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5.  Eligibility.

        Any Employee, Consultant or Director shall be eligible to be designated a Participant and receive an Award under the Plan. Notwithstanding the foregoing, Employees, Consultants and Directors that provide services to an Affiliate of the Company that is not considered a single employer with the Company under Section 414(b) of the Code or Section 414(c) of the Code shall not be eligible to receive Awards that are subject to Section 409A of the Code until such Affiliate adopts the Plan as a participating employer in accordance with Section 8(m). Further, if the Units issuable pursuant to an Award are intended to be registered with the SEC under the Securities Act on a Form S-8 Registration Statement ("Form S-8"), then only Employees, Consultants, and Directors of the Company or a parent or subsidiary of the Company (within the meaning of General Instruction A.1(a) to Form S-8) will be eligible to receive such an Award to the extent necessary pursuant to Form S-8 to ensure the effective registration of the Units awarded pursuant to such an Award.

SECTION 6.  Awards.

        (a)    Options.    The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. Options that are intended to comply with Treasury Regulation Section 1.409A-1(b)(5)(i)(A) or any successor regulation, may be granted only if the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iii), or any successor regulation, are satisfied. Options that are otherwise exempt from or compliant with Section 409A may be granted to any eligible Employee, Consultant or Director.

          (i)    Exercise Price.    The exercise price per Unit under an Option shall be determined by the Committee at the time the Option is granted and, except with respect to Substitute Awards, may not be less than the Fair Market Value of a Unit as of the date of grant.

          (ii)    Time and Method of Exercise.    The Committee shall determine (a) the time or times at which an Option may be exercised in whole or in part and the other exercise terms with respect to an Option, which may include, without limitation, provisions for accelerated vesting upon the achievement of specified performance goals or other events, and (b) in its discretion, the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a "cashless" exercise through a program approved by the Company, with the consent of the Company, the withholding of Units that would otherwise be delivered to the Participant upon the exercise of the Option, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

          (iii)    Forfeitures.    Except as otherwise provided in the terms of an Award Agreement, upon termination of a Participant's employment or consulting arrangement with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Options.

        (b)    UARs.    The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant, the exercise price therefor and the conditions and limitations applicable to the exercise of the Unit Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. However, UARs may only be granted when the Units are publicly traded and shall terminate if the Units cease to be publicly traded. UARs that are intended to comply with Treasury Regulation Section 1.409A-1(b)(5)(i)(B) or any successor regulation may be granted only if the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iii), or any successor regulation, are satisfied. UARs that are otherwise exempt from or compliant with Section 409A may be granted to any eligible Employee, Consultant or Director.

          (i)    Exercise Price.    The exercise price per Unit Appreciation Right shall be determined by the Committee at the time the Unit Appreciation Right is granted and, except with respect to Substitute Awards, may not be less than the Fair Market Value of a Unit as of the date of grant.

          (ii)    Time of Exercise.    The Committee shall determine the time or times at which a Unit Appreciation Right may be exercised in whole or in part and the other exercise terms with respect a Unit Appreciation Right, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals or other events.

          (iii)    Forfeitures.    Except as otherwise provided in the terms of an Award Agreement, upon termination of a Participant's employment or consulting arrangement with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Unit Appreciation Rights awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Unit Appreciation Rights.

        (c)    Phantom Units.    The Committee shall have the authority to determine the Employees, Consultants, and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the time or conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, a provision for accelerated vesting upon the achievement of specified performance goals or other events, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.

          (i)    DERs.    To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in an Award Agreement, DERs shall be paid to the Participant without restriction at the same time as ordinary cash distributions are paid by the Company to its unitholders. Notwithstanding the foregoing, DERs shall only be paid in a manner that is either exempt from or compliant with Section 409A.

          (ii)    Forfeitures.    Except as otherwise provided in the terms of an Award Agreement, upon termination of a Participant's employment or consulting arrangement with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Phantom Units.

          (iii)    Lapse of Restrictions.    Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit as of the vesting date, as determined by the Committee in its discretion.

        (d)    Restricted Units.    The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals or other events, and such other terms and conditions as the Committee may establish with respect to such Awards.

          (i)    UDRs.    To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Company with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in an Award Agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction. Notwithstanding the foregoing, UDRs shall only be paid in a manner that is either exempt from or compliant with Section 409A.

          (ii)    Forfeitures.    Except as otherwise provided in the terms of an Award Agreement, upon termination of a Participant's employment or consulting with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Restricted Units.

          (iii)    Lapse of Restrictions.    Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

        (e)    Unit Awards.    Unit Awards may be granted under the Plan (i) to such Employees, Consultants and/or Directors and in such amounts as the Committee, in its discretion, may select and (ii) subject to such other terms and conditions, including, without limitation, restrictions on transferability, as the Committee may establish with respect to such Awards.

        (f)    Substitute Awards.    Awards may be granted under the Plan in substitution for similar awards held by individuals who become Employees, Consultants or Directors as a result of a merger, consolidation or acquisition by the Company or one of its Affiliates of another entity or the assets of another entity. Such Substitute Awards that are Options or Unit Appreciation Rights may have exercise prices that are less than the Fair Market Value of a Unit on the date of the substitution if such substitution complies with Section 409A.

        (g)   General.

          (i)    Awards May Be Granted Separately or Together.    Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (ii)   Limits on Transfer of Awards.

            (A)  Except as provided in paragraph (C) below or as provided in an Award Agreement, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant's lifetime, or by the person to whom the Participant's rights shall pass by will or the laws of descent and distribution.

            (B)  Except as provided in paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

            (C)  To the extent specifically provided or approved by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may from time to time establish or by will or the laws of descent and distribution.

          (iii)    Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee.

          (iv)    Unit Certificates.    All certificates for Units or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof may be evidenced in any manner deemed appropriate by the Committee, in its sole discretion, including, without limitation, in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and/or other requirements of the SEC, any securities exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates or book entry to make appropriate reference to such restrictions.

          (v)    Consideration for Grants.    To the extent permitted by applicable law, Awards may be granted for such consideration, including services, as the Committee shall determine.

          (vi)    Delivery of Units or other Securities and Payment by Participant of Consideration.    Notwithstanding anything in the Plan or any Award Agreement to the contrary, subject to compliance with Section 409A, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Units pursuant to the exercise or vesting of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Units is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Units are listed or traded, and the Units are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. Without limiting the generality of the foregoing, the delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain or deliver Units pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

          (vii)    Change of Control, Similar Events.    In the event of a Change of Control, the Committee, in its sole discretion, may provide that all Awards then outstanding shall become fully exercisable and payable in full, as the case may be, on such Change of Control or at such earlier time as the Committee may provide. In the event the Company or the General Partner shall become a party to any corporate or partnership merger, consolidation, split-up, spin-off, reorganization, or liquidation that does not constitute a Change of Control (a "Similar Event"), the Committee, in its sole discretion, may provide for the complete or partial acceleration of any time periods relating to the exercise or vesting of any outstanding Award so that such Award may be exercised or paid in full, as the case may be, on or before the date such Award would otherwise have been exercisable or payable. In addition, in the event of a Change of Control or a Similar Event the Committee may, without the approval of any Person, including any Participant, in its sole discretion (A) cause any Award then outstanding to be assumed by the surviving entity in such transaction; (B) require the mandatory surrender to the Company by any Participant or beneficiary of some or all of the outstanding Awards held by such Person (irrespective of whether such Awards are then exercisable or payable under the provisions of the Plan) as of a date specified by the Committee, in which event such Awards shall be cancelled and each Person paid an amount of cash per unit equal to the amount that could have been attained upon the exercise or vesting of such Award or realization of the holder's rights had such Award been currently exercisable or payable; (C) require the substitution of a new Award for some or all of the outstanding Awards held by a holder (irrespective of whether such Awards are then exercisable or vested under the provisions of the Plan) provided that any replacement or substituted Award shall be equivalent in economic value to the holder, as determined by the Committee; (D) make such adjustments to any Award then outstanding as the Committee deems appropriate to reflect such Change of Control or Similar Event; and (E) require that any Award must be exercised in connection with or prior to the closing of such Change of Control or Similar Event, and that if not so exercised such Award will expire. Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participant(s). Notwithstanding the foregoing or any provision contained in the applicable Award Agreement, no Award that is subject to Section 409A shall be payable or exerciseable as described above unless the Change of Control also constitutes a "change in the ownership or effective control" or "in the ownership of a substantial portion of the assets" within the meaning of the Section 409A.

SECTION 7.  Amendment and Termination.

        Except to the extent prohibited by applicable law:

        (a)    Amendments to the Plan.    Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

        (b)    Amendments to Awards.    Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the rights or benefits of a Participant with respect to such Award without the consent of such Participant.

        (c)    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award. Without limiting the foregoing, the Committee, in its sole discretion, without the consent of any Participant or holder of an Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions:

          (i)    provide for either (A) the termination of any Award in exchange for a payment in an amount, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant's rights under such Award (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant's rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable or fully vested;

          (ii)   provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

          (iii)  make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

          (iv)  provide that such Award shall vest or become exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

          (v)   provide that such Award shall vest or become exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement.

Notwithstanding the foregoing, (i) with respect to an above event that is an "equity restructuring" event that would be subject to a compensation expense pursuant to ASC Topic 718, or any successor accounting standard, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7(c); provided, however, that nothing in this Section 7(c) or Section 4(c) shall be construed as providing any Participant or any beneficiary any rights with respect to the "time value", "economic opportunity" or "intrinsic value" of an Award or limiting in any manner the Committee's actions that may be taken with respect to an Award as set forth above or in Section 4(c); and (ii) no action shall be taken under this Section 7(c) which shall cause an Award to fail to comply with Section 409A, to the extent Section 409A is applicable to such Award.

SECTION 8.  General Provisions.

        (a)    No Rights to Award.    No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

        (b)    Tax Withholding.    Unless other arrangements have been made that are acceptable to the General Partner, the General Partner and each of its Affiliates is authorized to deduct or withhold from any Award, or cause to be deducted or withheld, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities or property, or Units that would otherwise be issued or delivered pursuant to such Award) of any applicable taxes payable in respect of the grant or settlement of an Award, its exercise, the lapse of restrictions thereon, or any other payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the General Partner to satisfy its withholding obligations for the payment of such taxes. Notwithstanding the foregoing, with respect to any Participant who is subject to Rule 16b-3, except as otherwise provided in any tax withholding policy or procedure adopted by the General Partner, such tax withholding automatically shall be effected by the General Partner or one of its Affiliates either by (i) withholding Units otherwise deliverable to the Participant on the vesting or payment of such Award or (ii) requiring the Participant to pay an amount equal to the applicable taxes payable in cash. In the event that Units that would otherwise be issued pursuant to an Award are used to satisfy such withholding obligations, the number of Units which may be withheld or surrendered shall be limited to the number of Units which have a Fair Market Value (which, in the case of a broker-assisted transaction, shall be determined by the Committee, consistent with applicable provisions of the Code), on the date of withholding, equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

        (c)    No Right to Employment or Services.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the General Partner or any of its Affiliates or to remain on the Board or a Consultant, as applicable. Further, the General Partner or any of its Affiliates may at any time dismiss a Participant from employment or terminate a consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

        (d)    Governing Law.    The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

        (e)    Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

        (f)    Other Laws.    The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or result in recoverable short-swing profits under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

        (g)    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

        (h)    No Fractional Units.    No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

        (i)    Headings.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

        (j)    Facility Payment.    Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

        (k)    Gender and Number.    Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

        (l)    Section 409A.    To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall include the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date, the Committee determines that any Award may be subject to Section 409A, the Committee may adopt such amendments to the Plan and the applicable Award Agreement, adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), and/or take any other actions that the Committee determines are necessary or appropriate to preserve the intended tax treatment of the Award, including without limitation, actions intended to (i) exempt the Award from Section 409A or (ii) comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Committee, the Company, the General Partner or any of their respective Affiliates to adopt any such amendment, policy or procedure or take any such other action, nor shall the Committee, the Company, the General Partner or any of their respective Affiliates have any liability for failing to do so. Notwithstanding any provision in the Plan to the contrary, the time of payment with respect to any Award that is subject to Section 409A shall not be accelerated, except as permitted under Treasury Regulation Section 1.409A-3(j)(4).

        (m)    Participation by Affiliates.    With the consent of the Committee, any Affiliate of the Company that is not considered a single employer with the Company under Section 414(b) of the Code or Section 414(c) of the Code may adopt the Plan for the benefit of its Employees, Consultants or Directors by written instrument delivered to the Committee before the grant to such Affiliate's Employees, Consultants or Directors under the Plan of any Award that is subject to Section 409A of the Code. In making Awards to Consultants and Employees employed by an entity other than the General Partner, the Committee shall be acting on behalf of the Affiliate, and to the extent the Company has an obligation to reimburse the Company for compensation paid to Consultants and Employees for services rendered for the benefit of the Company, such payments or reimbursement payments may be made by the Company directly to the Affiliate.

        (n)    Clawback.    Notwithstanding any provisions in the Plan to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards and/or (ii) any policy that may be adopted by the Board, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards.

SECTION 9.  Term of the Plan.

        The Plan, as amended and restated hereby, shall be effective as of June 22, 2012 and shall continue until the earliest of (i) the date terminated by the Board or the Committee, (ii) the date Units are no longer available for Awards under the Plan or (iii) June 22, 2022. However, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date. Notwithstanding the foregoing, this amendment and restatement of the Plan is expressly conditioned upon the approval by the holders of a majority of all Units present, or represented, and entitled to vote at a meeting of the Company's unitholders. If the unitholders of the Company should fail to so approve the Plan, this amendment and restatement of the Plan shall not be of any force or effect.

Signature of Unitholder Date: Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: O E. James Harris Class II director O John W. Burton Class II director O Aubrey B. Smith, Jr. Class II director O David E. Browne Class II director 1. Approval of an amendment and restatement of the Global Partners LP Long-Term Incentive Plan (as it has been amended from time to time, the "LTIP"), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP to 4,300,000 common units (the "LTIP Proposal"). 2. Approval of the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: SPECIAL MEETING OF UNITHOLDERS OF GLOBAL PARTNERS LP June 22, 2012 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your units in person by attending the Special Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 00030003000000000000 8 062212 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=14333

SPECIAL MEETING OF UNITHOLDERS OF GLOBAL PARTNERS LP June 22, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=14333 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Unitholder Date: Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: O E. James Harris Class II director O John W. Burton Class II director O Aubrey B. Smith, Jr. Class II director O David E. Browne Class II director 1. Approval of an amendment and restatement of the Global Partners LP Long-Term Incentive Plan (as it has been amended from time to time, the "LTIP"), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP to 4,300,000 common units (the "LTIP Proposal"). 2. Approval of the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 00030003000000000000 8 062212

0 --------------- ---------------- 14475 GLOBAL PARTNERS LP P.O. Box 9161 Waltham, MA 02454 Proxy for Special Meeting of Unitholders on June 22, 2012 Solicited on Behalf of the Board of Directors of Global GP LLC The undersigned hereby appoints Eric Slifka and Edward J. Faneuil, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Units representing limited partner interests which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Unitholders of Global Partners LP to be held June 22, 2012 at The Westin Waltham-Boston located at 70 Third Avenue, Waltham, MA 02451 and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.)